The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Filed Pursuant to Rule 424(b)(2)
File No. 333-148054
Subject to completion, dated April 14, 2010
Pricing Supplement to the Prospectus dated May 16, 2008
and the Prospectus Supplement dated January 25, 2010.
US$•
Senior Medium-Term Notes, Series A
Principal Protected Commodity Linked Notes,
Due October 30, 2015
The Notes do not bear interest. The amount that you will be paid on your Notes on the Maturity Date (October 30, 2015) is based on the performance of a weighted basket (which we refer to as the Basket) consisting of six sub-indices of the Dow Jones-UBS Commodity IndexSM (each of which we refer to as a Basket Commodity Index), as measured from the pricing date (April 26, 2010) through the valuation date (October 28, 2015).
As more fully described below, any positive return on your Notes is subject to a maximum payment at maturity equal to 200% of the principal amount of your Notes. On the Maturity Date, for each $1,000 face amount of your Notes we will pay you an amount in cash equal to the payment at maturity, determined by first calculating the aggregate percentage increase or decrease in the level of the Basket, which we refer to as the Percentage Change. Due to the structure of the Notes, the Percentage Change of the Basket will never exceed 100%. The payment at maturity for each $1,000 face amount of your Notes will then be calculated as follows:
•	if the Percentage Change is greater than 0%, the payment at maturity will be an amount equal to the sum of (i) $1,000 plus (ii) the product of the Percentage Change multiplied by $1,000; and

•	if the Percentage Change is less than or equal to 0%, the payment at maturity will be an amount equal to $1000.
Because we have provided only a brief summary of the terms of your Notes above, you should read the detailed description of the terms of the Notes found in “Summary Information” and “Specific Terms of the Notes”.
Your investment in the Notes involves certain risks. We encourage you to read the “Additional Risk Factors Specific to Your Notes” section beginning on page P-6 of this pricing supplement and in the “Risk Factors” sections beginning on page S-1 of the accompanying prospectus supplement and on page 5 of the accompanying prospectus so that you may better understand those risks.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these Notes or passed upon the accuracy of this pricing supplement or the accompanying prospectus and prospectus supplement. Any representation to the contrary is a criminal offense.
The Notes will be our unsecured obligations and will not be savings accounts or deposits that are insured by the United States Federal Deposit Insurance Corporation, the Bank Insurance Fund, the Canada Deposit Insurance Corporation or any other governmental agency or instrumentality or other entity.

	Price to Public	Underwriter’s Commission	Net Proceeds to Issuer
Per Note	100.00%	•%*	•%
Total	US$•	US$•*	US$•

*	In addition to the underwriting discount, the price to the public specified above may include the profit recognized by Bank of Montreal earned by hedging its exposure under the Notes. If the Notes were priced today, the price of the Notes would include profit earned in connection with hedging of the Bank of Montreal’s exposure under the Notes. The total of the commission received by BMO Capital Markets Corp. would be $32.40 per $1,000 principal amount of Notes, which includes underwriting discounts and concessions of $0.00 per $1,000 principal amount of Notes, and the hedging profits of $32.40 per $1,000 principal amount of Notes. The actual underwriting commission and the actual profit, if any, that Bank of Montreal will earn by hedging its exposure under the Notes will be set forth in the final pricing supplement. See “Supplemental Plan of Distribution” on page P-47 for further information, including information regarding the Issuer’s hedging and the obligations that arise under the Notes. In no event will the total of the commission received by BMO Capital Markets Corp., which includes concessions to be allowed to other dealers, and the hedging profits of Bank of Montreal exceed $30.00 per $1,000 principal amount of the Notes.
We will use this pricing supplement in the initial sale of Notes. In addition, BMO Capital Markets Corp. or another of our affiliates may use this pricing supplement in market-making transactions in any Notes after their initial sale. The price to public, underwriting commission and net proceeds listed above relate to the Notes we sell initially. We may decide to sell additional Notes after the pricing date but prior to the settlement date, at a price to public, underwriting commission and net proceeds that differ from the amounts set forth above. Unless our agent or we inform you otherwise in the confirmation of sale, this pricing supplement is being used in a market-making transaction.
BMO CAPITAL MARKETS
Pricing supplement dated •

SUMMARY INFORMATION
We refer to the notes we are offering by this pricing supplement as the “Notes.” Each of the Notes, including your Notes, has the terms described below and under “Specific Terms of the Notes.” Also, references to the “accompanying prospectus” mean the accompanying prospectus, dated May 16, 2008, as supplemented by the accompanying prospectus supplement, dated January 25, 2010, of Bank of Montreal, relating to the Senior Medium-Term Notes, Series A program of Bank of Montreal.
Key Terms
Issuer: Bank of Montreal.
Issue: Senior Medium-Term Notes, Series A
Principal Amount: US$•; Minimum denomination US$1,000 and integral multiples of US$1,000 in excess thereof (except for certain non-U.S. investors for whom the denomination will be higher).
Pricing Date: April 26, 2010.
Issue Date: April 28, 2010.
Maturity Date: October 30, 2015, resulting in a term of 5.5 years.
Valuation Date: October 28, 2015.
Interest Rate (coupon): We will not pay you interest during the term of the Notes.
Principal Protection: 100%, if held to maturity.
Basket: The payment at maturity on the Notes is linked to the value of a weighted basket (the “Basket’’) consisting of six sub-indices of the Dow Jones-UBS Commodity IndexSM (each a “Basket Commodity Index,” and together, the “Basket Commodity Indices’’). Each Basket Commodity Index will be assigned a weight in the Basket (a “component weight”). See “Specific Terms of the Notes — Construction of the Basket” below for a complete description of the composition of the Basket.

	Component	Initial
Basket Commodity Index	Weight	Index Level
Dow Jones-UBS Grains Sub-IndexSM	16.667%	•
Dow Jones-UBS Petroleum Sub-IndexSM	16.667%	•
Dow Jones-UBS Softs Sub-IndexSM	16.667%	•
Dow Jones-UBS Livestock Sub-IndexSM	16.667%	•
Dow Jones-UBS Precious Metals Sub-IndexSM	16.667%	•
Dow Jones-UBS Industrial Metals Sub-IndexSM	16.667%	•

Payment at Maturity: The payment at maturity for each Note will depend on the Percentage Change of the Basket, which will be a function of the change of the level of each Basket Commodity Index. See “Specific Terms of the Notes — Calculation of the Payment at Maturity.”
If the Percentage Change is greater than 0%, the payment at maturity for each Note will be an amount equal to the sum of (i) the principal amount of such Note plus (ii) the product of the Percentage Change (calculated as set forth below) multiplied by the principal amount of such Note.
If the Percentage Change is less than or equal to 0%, the payment at maturity for each Note will equal the principal amount of such Note.

Maximum Payment at Maturity: The maximum payment at maturity for any Note will be equal to 200% times the principal amount for such Note, as a result of the cap on the Percentage Change at 100%. See “Specific Terms of the Notes — Calculation of the Payment at Maturity.”
Percentage Change: The Percentage Change of the Basket will be the sum of the weighted component changes for each Basket Commodity Index.
Weighted Component Change: The weighted component change for each Basket Commodity Index will be the lesser of:
•	component weight x 100%; or

•	component weight x [final index level – initial index level] / initial index level.
Final Index Level: For each Basket Commodity Index, the final index level is the closing level, as published by the Index Sponsor on the valuation date and displayed on Bloomberg pages DJUBSGR INDEX <GO>, DJUBSPE INDEX <GO>, DJUBSSO INDEX <GO>, DJUBSLI INDEX <GO>, DJUBSPR INDEX <GO>, DJUBSIN INDEX <GO>.
Index Sponsor: The Index Sponsor is the corporation or other entity, or group of corporations or other entities, that, in the determination of the calculation agent, (i) is responsible for setting and reviewing the rules and procedures and the methods of calculation and adjustments, if any, related to the Basket Commodity Indices and (ii) announces (directly or through an agent) the levels of the Basket Commodity Indices on any business day. As of the date of this pricing supplement, the Index Sponsor is Dow Jones Indexes (“Dow Jones”) together with UBS Securities LLC (“UBS Securities”). “Dow Jones Indexes” is a licensed trademark of CME Group Index Services LLC. “Dow Jones Indexes” is a service mark of Dow Jones Trademark Holdings, LLC and has been licensed for use for certain purposes in connection with the Dow Jones-UBS Commodity Indexes.
Clearance and Settlement: DTC global (including through its indirect participants Euroclear and Clearstream, Luxembourg as described under “Ownership and Book-Entry Issuance” in the accompanying prospectus).
Listing: The Notes will not be listed on any securities exchange or quotation system.
CUSIP: 06366QAB3.
Calculation Agent: BMO Capital Markets Corp.

HYPOTHETICAL RETURNS ON THE NOTES
The following examples are provided for purposes of illustration only. They should not be taken as an indication or prediction of future investment results and are intended merely to illustrate the impact that the various hypothetical levels of the Basket Commodity Indices on the valuation date could have on the payment at maturity assuming all other variables remain constant. The examples below are based on final index levels for the Basket Commodity Indices that are entirely hypothetical; no one can predict what the levels of the Basket Commodity Indices will be on any day throughout the life of the Notes, and no one can predict what the final index levels will be for the Basket Commodity Indices. The Basket Commodity Indices have been highly volatile in the past — meaning that the levels of the Basket Commodity Indices have changed considerably in relatively short periods — and their performance cannot be predicted for any future period.
The information in the following examples reflects hypothetical rates of return on the Notes assuming that they are purchased on the Issue Date and held to the Maturity Date. If you sell your Notes in a secondary market prior to the Maturity Date, your return will depend on the market value of your Notes at the time of sale, which may be affected by a number of factors that are not reflected in the examples below, such as interest rates and the volatility of the Basket Commodity Indices. The information in the example below also reflects the following assumptions:
•	A principal amount of $1,000;

•	A maximum payment at maturity of $2,000 (200% times the principal amount);

•	Neither a market disruption event (as hereinafter defined) with respect to any commodity underlying any Basket Commodity Index nor a non-trading day occurs or is continuing on the originally scheduled valuation date;

•	No change in or affecting any of the commodities underlying the Basket Commodity Indices or the commodity contracts included in the Basket Commodity Indices or the method by which the Index Sponsor calculates the Basket Commodity Indices; and

•	The Notes are purchased on the Issue Date and are held to the Maturity Date.
For these reasons, the actual performance of the Basket Commodity Indices over the life of the Notes, as well as the payment at maturity, may bear little relation to the hypothetical examples shown below or to the historical levels of the Basket Commodity Indices shown elsewhere in this pricing supplement. For information about the historical levels of the Basket Commodity Indices during recent periods, see “Information Regarding the Basket Commodity Indices — Historical Information” below. Before investing in the Notes, you should consult publicly available information to determine the closing levels of the Basket Commodity Indices between the date of this pricing supplement and the date of your purchase of the Notes.
Also, the hypothetical examples shown below do not take into account the effects of applicable taxes. Because of the tax treatment applicable to your Notes, tax liabilities could affect the after-tax rate of return on your Notes to a comparatively greater extent than the after-tax return on the commodities underlying the Basket Commodity Indices.

Example 1: Calculation of the payment at maturity where the Percentage Change is positive.

			Weighted
	Relative	Component	Component
Basket Commodity Index	Return	Weight	Change*
Dow Jones-UBS Grains Sub-IndexSM	45%	16.667%	7.50%
Dow Jones-UBS Petroleum Sub-IndexSM	-8%	16.667%	-1.33%
Dow Jones-UBS Softs Sub-IndexSM	65%	16.667%	10.83%
Dow Jones-UBS Livestock Sub-IndexSM	145%	16.667%	16.67%
Dow Jones-UBS Precious Metals Sub-IndexSM	-40%	16.667%	-6.67%
Dow Jones-UBS Industrial Metals Sub-IndexSM	127%	16.667%	16.67%
	Percentage Change =		43.67%

Percentage Change:	43.67%

Payment at Maturity:	$1,000 + ($1,000 x 43.67%) = $1,000 + $436.70 = $1,436.70
On a $1,000 investment, a 43.67% Percentage Change of the Basket will result in a payment at maturity of $1,436.70, a 43.67% return on the Notes.
* The weighted component change for each Basket Commodity Index is capped at 16.67%, which corresponds to a 100% relative return for each Basket Commodity Index.

Example 2: Calculation of the payment at maturity where the Percentage Change is negative.

			Weighted
	Relative	Component	Component
Basket Commodity Index	Return	Weight	Change*
Dow Jones-UBS Grains Sub-IndexSM	-20%	16.667%	-3.33%
Dow Jones-UBS Petroleum Sub-IndexSM	-8%	16.667%	-1.33%
Dow Jones-UBS Softs Sub-IndexSM	5%	16.667%	0.83%
Dow Jones-UBS Livestock Sub-IndexSM	-15%	16.667%	-2.5%
Dow Jones-UBS Precious Metals Sub-IndexSM	-40%	16.667%	-6.67%
Dow Jones-UBS Industrial Metals Sub-IndexSM	2%	16.667%	0.33%
	Percentage Change =		-12.67%

Percentage Change:	-12.67%

Payment at Maturity:	$1,000 (the principal amount of the Notes)
On a $1,000 investment, a -12.67% Percentage Change of the Basket will result in a payment at maturity of $1,000, a 0% return on the Notes.
* The weighted component change for each Basket Commodity Index is capped at 16.67%, which corresponds to a 100% relative return for each Basket Commodity Index.
     We cannot predict the actual final index levels of the Basket Commodity Indices on the valuation date or the market value of your Notes, nor can we predict the relationship between the levels of the Basket Commodity Indices and the market value of your Notes at any time prior to the Maturity Date. The actual amount that you will receive at maturity and the rate of return on the offered Notes will depend on the actual final index levels of the Basket Commodity Indices determined by the calculation agent as described above. Moreover, the assumptions on which the hypothetical returns are based may turn out to be inaccurate. Consequently, the amount of cash to be paid in respect of your Notes on the Maturity Date may be very different from the information reflected in the examples above.

ADDITIONAL RISK FACTORS SPECIFIC TO YOUR NOTES
An investment in the Notes is subject to the risks described below, as well as the risks described under “Risk Factors” in the accompanying prospectus and the accompanying prospectus supplement. The Notes are a riskier investment than ordinary debt securities. Also, the Notes are not equivalent to investing directly in the commodities underlying the Basket Commodity Indices, i.e., the commodity contracts that comprise the Basket Commodity Indices to which the Notes are linked. You should carefully consider whether the Notes are suited to your particular circumstances.
You will not receive interest payments on the Notes. You will not receive any periodic interest payments on your Notes or any interest payment at maturity. Your payment at maturity will depend on the Percentage Change of the Basket, which is the sum of the weighted component changes of each of the Basket Commodity Indices (as calculated below in “Specific Terms of the Notes — Calculation of the Payment at Maturity”).
U.S. taxpayers will be required to pay tax on the Notes each year and any gain recognized will be ordinary income. The Notes will be reported as debt instruments subject to special rules governing contingent payment debt obligations for United States federal income tax purposes. Accordingly, if you are a U.S. individual or taxable entity, you generally will be required to pay taxes on ordinary income over the term of the Notes based on the comparable yield for the Notes, even though you will not receive any payments from us prior to maturity. This comparable yield is determined solely to calculate the amounts you will be taxed on prior to maturity and is neither a prediction nor a guarantee of what the actual yield will be. Any gain you may recognize upon the sale or maturity of the Notes will be ordinary income. If you are a secondary purchaser of the Notes, the tax consequences to you may be different. You should consult your tax advisor about your own tax situation.
For further discussion, see “Supplemental Tax Considerations” below.
Your yield may be lower than the yield on a standard debt security of comparable maturity. The yield that you will receive on your Notes may be less than the return you could earn on other investments and could be 0%. If the Percentage Change of the Basket is 0% or negative on the valuation date, the payment at maturity with respect to each Note will be limited to the principal amount of such Note, a return of 0% on your investment. This will be true even where the Percentage Change of the Basket would have been positive as of some date or dates prior to the valuation date, because the payment at maturity will be calculated solely on the basis of the Percentage Change of the Basket (or otherwise determined by the calculation agent, in the case of a market disruption event) as of the valuation date.
Even if your yield is positive, your yield may be less than the yield you would earn if you bought a standard senior debt security of Bank of Montreal with the same maturity date. Your investment may not reflect the full opportunity cost to you when you take into account factors that affect the time value of money. In addition, no interest will be paid during the term of the Notes.
The Notes are intended to be held to maturity. Your principal is only protected if you hold your Notes until maturity. If you sell your Notes in a secondary market prior to maturity, your Notes will not be principal protected and you may incur a substantial loss. There may be little or no secondary market for the Notes. In addition, the price at which you purchase the Notes includes hedging costs and profits that Bank of Montreal or its affiliates expect to incur or realize. These costs and profits will reduce the secondary market price, if any secondary market develops, for the Notes. As a result, you may experience an immediate and substantial decline in the value of your Notes on the Issue Date.
The payment at maturity for your Notes is not linked to the level of the Basket Commodity Indices at any time other than the valuation date. The final index level for each Basket Commodity Index will be based on the closing level of that index on the valuation date (subject to adjustment as described elsewhere in this pricing supplement). Therefore, if the closing level of any Basket Commodity Index dropped precipitously on the valuation date, the payment at maturity for your Notes may be significantly less than it would have been had the payment amount been linked to the closing level of the Basket Commodity Indices prior to such drop in the level of that index. Although the actual level of the Basket Commodity Indices on the Maturity Date or at other times during the life of your Notes may be higher than the final index level of the Basket Commodity Indices, you will not benefit from the closing level of the Basket Commodity Indices at any time other than on the valuation date.
Positive performance by one Basket Commodity Index may be offset by negative performance by another Basket Commodity Index. With respect to these Notes, your payment at maturity will be calculated based solely on the performance of the entire Basket and, as a result, the positive performance of one or more Basket Commodity Indices may be partially or completely offset by the negative performance of one or more other Basket Commodity Indices.
Each Basket Commodity Index is a rolling index. Each Basket Commodity Index is composed of futures contracts on a physical commodity. Unlike equities, which typically entitle the holder to a continuing stake in a corporation, commodity futures contracts have a set expiration date and normally specify a certain date for delivery of the underlying physical commodity. In the case of each Basket Commodity Index, as the exchange-traded futures contract that relates to each Basket Commodity Index approaches expiration, it is replaced by a contract that has a later expiration. This process is referred to as “rolling.” If the market for this contract is (putting aside other considerations) in “backwardation,” where the prices are lower in the distant delivery months than in the nearer delivery months, the sale of the nearer delivery month contract would take place at a price that is higher than the price of the distant delivery month contract, thereby creating a positive “roll yield.” However, this market may also trade in “contango.” Contango markets are those in which the prices of contracts are higher in the distant delivery months than in the nearer delivery months, thereby creating a negative “roll yield.” There is no indication that this market will consistently be in contango or backwardation or that there will be a negative or positive roll yield in future performance. The “roll yields” could affect the level of each Basket Commodity Index and the value of the Notes.
The Index Sponsor may be required to replace a designated contract if the existing commodities contract is terminated or replaced. A commodity contract known as a “designated contract” has been selected as the reference contract for each of the physical commodities underlying each Basket Commodity Index. Data concerning this designated contract will be used to calculate such Basket Commodity Index. If a designated contract were to be terminated or replaced in accordance with the rules described under “Information Regarding the Basket Commodity Indices” in this pricing supplement, a comparable commodity contract would be selected by the Index Sponsor, if available, to replace that designated contract. The termination or replacement of any designated contract may have an adverse impact on the value of the related Basket Commodity Index.
You have no rights with respect to commodity contracts or commodities or rights to receive any contracts or commodities. Investing in the Notes will not make you a holder of any commodity contracts underlying the Basket Commodity Indices or any commodities underlying such contracts. Neither you nor any other holder or owner of your Notes will have any rights with respect to any commodity contracts or commodities. Any amounts payable on your Notes will be made in cash, and you will have no right to receive any commodity contracts underlying the Basket Commodity Indices or any commodity underlying such contracts.
The weighted component change for each Basket Commodity Index is separately capped. The weighted component change for each Basket Commodity Index is capped and, as a result, the payment at maturity for your Notes is also capped. The cap for the weighted component change for each Basket Commodity Index is 16.67%, which corresponds to a relative return for each Basket Commodity Index of 100%. Because the weighted component change for each Basket Commodity Index is capped at 16.67%, the maximum Percentage Change of the Basket is 100% and therefore the maximum payment at maturity for each Note is 200% multiplied by the principal amount of such Note. For example, if at maturity, the weighted component change for each Basket Commodity Index has exceeded its individual cap of 16.67%, an initial investment of $1,000 would result in a payment at maturity of only $2,000, even though the Percentage Change of the Basket would be above 100% if the weighted component change for each Basket Commodity Index were not capped. If the relative return of some Basket Commodity Indices is above 100% and some are below 100% or are negative, the payment at maturity on your Notes will be less than the maximum payment at maturity because of the unique feature of the Notes that the weighted component change for each Basket Commodity Index is individually capped, instead of capping the Percentage Change of the Basket.

The Notes include the risk of a concentrated position in commodities. The exchange-traded physical commodities underlying the futures contracts included in each Basket Commodity Index are linked to commodities in energy, precious metals, industrial metals, agriculture and livestock. An investment in the Notes may therefore carry risks similar to a concentrated securities investment in the commodities sector. Accordingly, a decline in value in energy, precious metals, industrial metals, agriculture and livestock would adversely affect the performance of each Basket Commodity Index. Technological advances or the discovery of new oil reserves, gold and silver or other precious and industrial metals, could lead to increases in worldwide production of oil, gold and silver or other precious and industrial metals and could decrease the price of crude oil, gold and silver or other precious and industrial metals. In addition, further development and commercial exploitation of alternative energy sources, including solar, wind or geothermal energy, or increases in efficiency within livestock and agriculture could lessen the demand for energy, livestock and agriculture products and result in lower prices. These or similar changes could result in a decrease in the levels of each Basket Commodity Index and in the value of your Notes.
An investment in the Notes is subject to risks associated with foreign commodities markets. The Basket Commodity Indices consist of commodity contracts on 17 physical commodities, three of which are traded on the London Metal Exchange (LME). You should be aware that investments in securities linked to the value of foreign commodity contracts involve particular risks. The Basket Commodity Indices will include commodity contracts on foreign trading facilities that are not regulated by U.S. regulatory authorities. The Basket Commodity Indices will also include contracts on physical commodities on trading facilities located outside the United States. The Dow Jones-UBS Commodity Index Supervisory Committee currently has not established any limits on the percentages of the commodities, by weight, traded on a non-U.S. trading facility that can be included in the Basket Commodity Indices; historically, such percentages have not exceeded 20%. The regulations of the Commodity Futures Trading Commission do not apply to trading on foreign trading facilities, and trading on foreign trading facilities may involve different and greater risks than trading on United States trading facilities. Certain foreign markets may be more susceptible to disruption than United States trading facilities due to the lack of a government-regulated clearinghouse system. Trading on foreign trading facilities also involves certain other risks that are not applicable to trading on United States trading facilities. Those risks include: exchange rate risk relative to the U.S. dollar, exchange controls, expropriation, burdensome or confiscatory taxation, and moratoriums, and political or diplomatic events. It will also likely be more costly and difficult for Dow Jones, UBS Securities and the Dow Jones-UBS Commodity Index Supervisory Committee to enforce the laws or regulations of a foreign country or trading facility, and it is possible that the foreign country or trading facility may not have laws or regulations which adequately protect the rights and interests of investors in the commodity contracts included in the Basket Commodity Indices. In addition, because foreign trading facilities may be open on days when the levels of the Basket Commodity Indices are not published, the value of the commodities underlying the Basket Commodity Indices may change on days when the levels of the Basket Commodity Indices are unavailable.
The Basket Commodity Indices may in the future include commodity contracts that are not traded on regulated trading facilities. The Basket Commodity Indices were originally based solely on commodity contracts traded on regulated trading facilities (referred to in the United States as “designated contract markets”). At present, the Basket Commodity Indices continue to be comprised exclusively of regulated commodity contracts. If the Index Sponsor adds one or more commodity contracts to a Basket Commodity Index in accordance with the criteria and procedures described under “Information Regarding the Basket Commodity Indices” below, the Basket Commodity Indices may in the future include over-the-counter contracts (such as swaps and forward contracts) traded on trading facilities that are subject to lesser degrees of regulation or, in some cases, no substantive regulation. As a result, trading in such contracts, and the manner in which prices and volumes are reported by the relevant trading facilities, may not be subject to the same provisions of, and the protections afforded by, the Commodity Exchange Act, as amended, or other applicable statutes and related regulations, that govern trading on regulated trading facilities. In addition, many electronic trading facilities have only recently initiated trading and do not have significant trading histories. As a result, the trading of contracts on such facilities and the inclusion of such contracts in the Basket Commodity Indices may be subject to certain risks not presented by most exchange-traded contracts, including risks related to the liquidity and price histories of the relevant contracts.

The Notes are linked to various sub-indices of the DJ-UBSCISM, not sub-indices of the DJ-UBSCITRSM. The Notes are linked to the Dow Jones-UBS Grains Sub-IndexSM, Dow Jones-UBS Petroleum Sub-IndexSM, Dow Jones-UBS Softs Sub-IndexSM, Dow Jones-UBS Livestock Sub-IndexSM, Dow Jones-UBS Precious Metals Sub-IndexSM and Dow Jones-UBS Industrial Metals Sub-IndexSM, and not any total return index or sub-index that reflects returns that are potentially available through an unleveraged investment in each Basket Commodity Index component. By comparison, the Dow Jones-UBS Commodity IndexSM Total Return is a total return index which reflects interest that could be earned on cash collateral invested in three-month U.S. Treasury bills. Because the Notes are linked to sub-indices of the Dow Jones-UBS Commodity IndexSM and not any sub index of the Dow Jones-UBS Commodity IndexSM Total Return, the return from an investment in the Notes will not reflect this total return feature.
Many factors affect the market value of the Notes. We expect that the market value of your Notes will depend substantially on the amount, if any, by which the final index level for each Basket Commodity Index exceeds or does not exceed the initial index level for such index. However, the market value of the Notes will also be affected by factors that interrelate in complex ways. It is important for you to understand that the effect of one factor may offset the increase in the market value of the Notes caused by another factor and that the effect of one factor may compound the decrease in the market value of the Notes caused by another factor. For example, a change in the volatility of any of the Basket Commodity Indices may offset some or all of any increase in the market value of the Notes attributable to another factor, such as an increase in the level of another Basket Commodity Index. In addition, a change in interest rates may offset other factors that would otherwise cause a change in the level of one of the Basket Commodity Indices and, therefore, may cause a change in the market value of the Notes. If you choose to sell your Notes when the Percentage Change of the Basket would be greater than 0%, you may receive substantially less than the amount that would be payable at maturity based on this Percentage Change because of the expectation that the Basket Commodity Indices will continue to fluctuate until the final index levels are determined on the valuation date. We believe that other factors that may also influence the value of the Notes include:
•	the volatility (frequency and magnitude of changes in the level) of the Basket Commodity Indices and, in particular, market expectations regarding the volatility of the Basket Commodity Indices;

•	interest rates in the U.S. market;

•	the prices of the commodities or the commodity contracts underlying the Basket Commodity Indices;

•	our creditworthiness, as represented by our credit ratings or as otherwise perceived in the market;

•	changes that affect the Basket Commodity Indices, such as additions, deletions or substitutions;

•	the time remaining to maturity; and

•	geopolitical, economic, financial, political, regulatory or judicial events as well as other conditions that may affect the common stocks (or their related currency) included in the Basket Commodity Indices.
If the level of any of the Basket Commodity Indices changes, the market value of your Notes may not change in the same manner. Your Notes may trade quite differently from the performance of the Basket Commodity Indices. Changes in the level of any Basket Commodity Index may not result in a comparable change in the market value of your Notes. In part, this is because your Notes are subject to a maximum payment at maturity equal to 200% of the principal amount of your Notes. The market value of your Notes likely will be less than it would have been had your Notes not been subject to a maximum payment at maturity. Even if the level of any Basket Commodity Index increases above its initial index level during the life of the Notes, the market value of your Notes may not increase by the same amount.

We discuss some of the reasons for this disparity under “— Many factors affect the market value of the Notes” above.
As calculation agent, BMO Capital Markets Corp. will have the authority to make determinations that could affect the value of your Notes and your payment at maturity. As calculation agent for your Notes, BMO Capital Markets Corp. will have discretion in making various determinations that affect your Notes, including determining the final index level for each Basket Commodity Index on the valuation date, which we will use to determine the payment at maturity; market disruption events; non-trading days; the valuation date; the Maturity Date; the default amount and any amount payable on your Notes. See “Specific Terms of the Notes” below. The calculation agent also has discretion in making certain adjustments relating to discontinuation or modification of the Basket Commodity Indices. The exercise of this discretion by BMO Capital Markets Corp. could adversely affect the value of your Notes and may present BMO Capital Markets Corp. with a conflict of interest of the kind described under “Risk Factors — We May Have Conflicts of Interest Regarding an Index Note” in the accompanying prospectus supplement. We may change the calculation agent at any time without notice and BMO Capital Markets Corp. may resign as calculation agent at any time upon 60 days’ written notice to Bank of Montreal.
The policies of the Index Sponsor and changes that affect the Basket Commodity Indices and the commodities underlying the Basket Commodity Indices could affect the payment at maturity for your Notes and their market value. Each Basket Commodity Index is calculated in accordance with a prescribed methodology that has been publicly disclosed by the Index Sponsor. However, the Index Sponsor may from time to time be called upon to make certain policy decisions or judgments with respect to the implementation of the methodology for any Basket Commodity Index. See “Information Regarding the Basket Commodity Indices” for additional details on the role of the Index Sponsor. The Index Sponsor has no obligation to take your interests into consideration for any reason. The policies of the Index Sponsor concerning the calculation of the Basket Commodity Indices, additions, deletions or substitutions of the commodity contracts comprising the Basket Commodity Indices, and the manner in which changes affecting those commodity contracts (such as rebalancing of the commodity contracts comprising the Basket Commodity Indices) are reflected in the level of each Basket Commodity Index could affect the levels of the Basket Commodity Indices and, therefore, the payment at maturity for your Notes on the Maturity Date and the market value of your Notes before that date. The payment at maturity for your Notes and their market value could also be affected if the Index Sponsor fundamentally changes these policies, for example, by changing the manner in which it calculates any Basket Commodity Index, or if the Index Sponsor discontinues or suspends calculation or publication of the Basket Commodity Indices, in which case it may become difficult or inappropriate to determine the market value of your Notes based on any such Basket Commodity Index. If events such as these occur, the calculation agent may determine the final index level for any affected Basket Commodity Index on the valuation date — and thus the payment at maturity on the Maturity Date — in a manner as described below under “Specific Terms of The Notes — Calculation of the Payment at Maturity — Discontinuation of the Basket Commodity Indices” and “— Role of the Calculation Agent” below.
Data sourcing, calculation and concentration risks associated with the Basket Commodity Indices may adversely affect the market price of the Notes. Because the Notes are linked to the Basket Commodity Indices, which are composed of contracts only on commodities, it will be less diversified than other funds or investment portfolios investing in a broader range of products and, therefore, could experience greater volatility. Additionally, the annual composition of the Basket Commodity Indices will be recalculated in reliance upon historic price, liquidity and production data that are subject to potential errors in data sources or other errors that may affect the weighting of the underliers of the Basket Commodity Indices. Any discrepancies that require revision are not applied retroactively but will be reflected in the weighting calculations of the Basket Commodity Indices for the following period. Additionally, the Index Sponsor may not discover every discrepancy. Furthermore, the weightings for the Basket Commodity Indices are determined by UBS Securities under the supervision of the Dow Jones-UBS Commodity Index Supervisory Committee. The Index Sponsor also has discretion in making decisions with respect to the Basket Commodity Indices and has no obligation to take the needs of any parties to transactions involving the Basket Commodity Indices into consideration when reweighting or making any other changes to the Basket Commodity Indices. Since the Basket Commodity Indices consist solely of commodities, an investment in the Notes may carry risks similar to a concentrated securities investment in a specific industry or sector.

Changes in the composition and valuation of the Basket Commodity Indices may adversely affect the value of your Notes. The composition of the Basket Commodity Indices may change over time, as additional commodity contracts satisfy the eligibility criteria of each Basket Commodity Index or commodity contracts currently included in each Basket Commodity Index fail to satisfy such criteria and those changes could impact the composition of that Basket Commodity Index. A number of modifications to the methodology for determining the contracts to be included in the Basket Commodity Indices, and for valuing the Basket Commodity Indices, have been made in the past several years and further modifications may be made in the future. Such changes could adversely affect the value of your Notes. As described under “Specific Terms of the Notes — Calculation of the Payment at Maturity — Discontinuation of the Basket Commodity Indices” below, if the calculation agent determines that the changes to any Basket Commodity Index are fundamental in nature, the calculation agent may make such adjustments in the rules of such Basket Commodity Index or the method of its calculation as it believes are appropriate so that the final index level for that Basket Commodity Index calculated based on the modified index and the then-current index methodology, is equitable. It is possible, however, that such changes will adversely affect the value of your Notes when compared with a structure in which the calculation agent would not have had such discretion. On the other hand, the calculation agent may decide not to make any such adjustments at its sole discretion. In such a case, it is also possible that such decision will adversely affect the value of your Notes when compared to the case where the calculation agent would have exercised such discretion. In the event that the Index Sponsor discontinues publication of any Basket Commodity Index, the calculation agent may calculate the Basket Commodity Index during the remaining term of your Notes as described under “Specific Terms of the Notes — Calculation of the Payment at Maturity — Discontinuation of the Basket Commodity Indices.” Because such calculation will, in that event, no longer be based on the Index Sponsor’s calculation of that Basket Commodity Index, it is possible that the value of your Notes will be adversely affected when compared to the situation in which such Basket Commodity Index was still being calculated.
Commodity prices as well as the commodity contracts underlying the Basket Commodity Indices may change unpredictably, affecting the value of your Notes in unforeseeable ways. Commodity prices as well as the commodity contracts underlying the Basket Commodity Indices are affected by a variety of factors, including weather, governmental programs and policies, national and international political, military, terrorist and economic events, changes in interest and exchange rates and trading activities in commodities and related contracts. These factors may affect the levels of the Basket Commodity Indices and the value of your Notes in varying ways, and different factors may cause the value of different index commodities and the volatilities of their prices, to move in inconsistent directions and at inconsistent rates.
Suspension or disruptions of market trading in the commodity and related futures markets may adversely affect the value of your Notes. The commodity markets are subject to temporary distortions or other disruptions due to various factors, including the lack of liquidity in the markets, the participation of speculators and government regulation and intervention. Certain exchanges have regulations which limit the amount of fluctuations in futures contracts that may occur during a single business day. These limits are generally referred to as “daily price fluctuation limits,” and the maximum or minimum price of a futures contract on any given day as a result of these limits is referred to as a “limit price.” Once the limit price has been reached in a particular futures contract, no trades may be made at a different price. Limit prices may have the effect of precluding trading in a particular contract or forcing the liquidation of futures contracts at disadvantageous times or prices. These circumstances could adversely affect the price of the commodities underlying the Basket Commodity Indices and, therefore, could adversely affect the market value of the Notes.
We have no affiliation with the Index Sponsor and are not responsible for its public disclosure of information. We are not affiliated with the Index Sponsor in any way (except for licensing arrangements discussed below in “Information Regarding the Basket Commodity Indices — License”) and have no ability to control or predict its actions, including any errors in or discontinuation of disclosure regarding its methods or policies relating to the calculation of the Basket Commodity Indices. If the Index Sponsor discontinues or suspends the calculation of any Basket Commodity Index, it may become difficult to determine the market value of the Notes or the payment at maturity for each Note. The calculation agent may designate a successor index selected in its sole discretion. If the calculation agent determines in its sole discretion that no successor index comparable to the relevant Basket Commodity Index exists, the amount you receive at maturity will be determined by the calculation agent in its sole discretion. The Index Sponsor is not involved in the offer of the Notes in any way and has no obligation to consider your interest as an owner of Notes in taking any actions that might affect the value of your Notes. Each Note is an unsecured debt obligation of the Issuer only and is not an obligation of the Index Sponsor. Since the Index Sponsor is not involved in the offering of the Notes in any way, it has no obligation to consider your interest as an owner of Notes in taking any actions that might affect the value of your Notes. The Index Sponsor may take actions that will adversely affect the market value of the Notes. We have derived the information about the Index Sponsor and the Basket Commodity Indices in this pricing supplement from publicly available information, without independent verification. We do not assume any responsibility for the adequacy or accuracy of the information about the Basket Commodity Indices or the Index Sponsor contained in this pricing supplement. You, as an investor in the Notes, should make your own investigation into the Basket Commodity Indices and the Index Sponsor.
Your Notes may not have an active trading market. Your Notes will not be listed or displayed on any securities exchange or included in any interdealer market quotation system, and there may be little or no secondary market for your Notes. Even if a secondary market for your Notes develops, it may not provide significant liquidity and we expect that transaction costs in any secondary market would be high. As a result, the difference between bid and ask prices for your Notes in any secondary market could be substantial.
Potential conflicts of interest. We and our affiliates expect to engage in trading activities related to the Basket Commodity Indices that may present a conflict between the holders’ interest in the Notes and the interests we and our affiliates will have in our proprietary accounts, in facilitating transactions, including options and other derivatives transactions, for our customers and in accounts under our management. These trading activities could influence the price of the Basket Commodity Indices, therefore, the market value of the Notes.
Hedging transactions may affect the return on, and the market value of, the Notes. As described under the heading “Use of Proceeds and Hedging,” we will enter into hedging transactions with respect to our obligations under the Notes. One or more of our hedging counterparties, including BMO Capital Markets Corp., may hedge their exposure to us under our hedging transactions by purchasing or selling the commodities underlying the Basket Commodity Indices, listed or over-the-counter options, futures and other instruments linked to the Basket Commodity Indices or the commodities underlying the Basket Commodity Indices and indices designed to track the performance of the relevant commodities markets or components of such markets. Although they are not expected to, any of these hedging activities may adversely affect the trading prices of commodities underlying the Basket Commodity Indices and/or the levels of the Basket Commodity Indices and, therefore, the market value of the Notes.
The inclusion of the underwriting commission and hedging profits, if any, in the original public offering price of the Notes and certain hedging costs are likely to adversely affect the price at which you can sell your Notes. Assuming no change in market conditions or any other relevant factors, the price, if any, at which BMO Capital Markets Corp. is willing to purchase the Notes in secondary market transactions (if BMO Capital Markets Corp. makes a market in the Notes) may be lower than the initial public offering price. The initial public offering price includes, and any price quoted to you is likely to exclude, the underwriting commission paid in connection with the initial distribution. The initial public offering price may also include, and any price quoted to you would be likely to exclude, the hedging profits the Issuer expects to earn with respect to hedging its exposure under the Notes. In addition, any such price is also likely to reflect a discount to account for costs associated with establishing or unwinding any related hedge transaction such as dealer discounts, mark-ups and other transaction costs. In addition, any such prices may differ from values determined by pricing models used by BMO Capital Markets Corp. as a result of dealer discounts, mark-ups or other transactions.
The calculation agent may postpone the valuation date and, therefore, the determination of the Percentage Change of the Basket and the Maturity Date if a market disruption event occurs on the valuation date. The valuation date and, therefore, the determination of the Percentage Change of the Basket may be postponed if the calculation agent determines that a market disruption event has occurred or is continuing on the valuation date with respect to any Basket Commodity Index. If a postponement occurs, the calculation agent will use the closing level of the Basket Commodity Indices on the next succeeding trading day on which no market disruption event occurs or is continuing to determine the Percentage Change. As a result, the Maturity Date for the Notes would be postponed. You will not be entitled to compensation from us or the calculation agent for any loss suffered as a result of the occurrence of a market disruption event, any resulting delay in payment or any change in the levels of the Basket Commodity Indices after the valuation date.
Certain considerations for insurance companies and employee benefit plans. Any insurance company or fiduciary of a pension plan or other employee benefit plan that is subject to the prohibited transaction rules of the Employee Retirement Income Security Act of 1974, as amended, which we call “ERISA,” or the Internal Revenue Code of 1986, as amended, including an IRA or Keogh plan (or a governmental plan to which similar prohibitions apply), and that is considering purchasing the Notes with the assets of the insurance company or the assets of such plan, should consult with its counsel regarding whether the purchase or holding of the Notes could become a “prohibited transaction” under ERISA, the Internal Revenue Code or any substantially similar prohibition in light of the representations a purchase or holder in any of the above categories is deemed to make by purchasing and holding the Notes. This is discussed in more detail under “Employee Retirement Income Security Act” below.

SPECIFIC TERMS OF THE NOTES
This pricing supplement, dated •, 2010 (the “pricing supplement”) and the accompanying prospectus dated May 16, 2008 (the “accompanying prospectus”), relating to the Notes, should be read together. Because the Notes are part of a series of our senior debt securities called Senior Medium-Term Notes, Series A, this pricing supplement and the accompanying prospectus should also be read together with the accompanying prospectus supplement, dated January 25, 2010 (the “accompanying prospectus supplement”). Terms used but not defined in this pricing supplement have the meanings given them in the accompanying prospectus or accompanying prospectus supplement, unless the context requires otherwise.
In this section, references to “holders” mean those who own the Notes registered in their own names, on the books that we or the trustee maintain for this purpose, and not those who own beneficial interests in the Notes registered in street name or in the Notes issued in book-entry form through The Depository Trust Company or another depositary. Owners of beneficial interests in the Notes should read the section entitled “Description of the Notes We May Offer — Legal Ownership” in the accompanying prospectus supplement and “Description of the Debt Securities We May Offer — Legal Ownership and Book-Entry Issuance” in the accompanying prospectus.
The Notes are part of a series of senior debt securities entitled “Senior Medium-Term Notes, Series A” (the “medium-term notes”) that we may issue from time to time under the senior indenture, dated January 25, 2010, between Bank of Montreal and Wells Fargo Bank, National Association, as trustee. This pricing supplement summarizes specific financial and other terms that apply to the Notes. Terms that apply generally to our medium term notes are described in “Description of the Notes We May Offer” in the accompanying prospectus supplement. The terms described herein supplement those described in the accompanying prospectus and the accompanying prospectus supplement, and, if the terms described here are inconsistent with those described in those documents, the terms described herein are controlling.
Please note that the information about the price to the public and the net proceeds to the Issuer on the front cover of this pricing supplement relates only to the initial sale of the Notes. If you have purchased the Notes in a market-making transaction after the initial sale, information about the price and date of sale to you will be provided in a separate confirmation of sale.
We describe particular terms of the Notes in more detail below.
Construction of the Basket
The payment at maturity on the Notes is linked to the performance of the Basket, which is a weighted basket consisting of the six Basket Commodity Indices. The Issuer has assigned each Basket Commodity Index a component weight within the Basket. The chart below provides the name of each Basket Commodity Index, the component weight for each Basket Commodity Index and the official settlement price, as published by the Index Sponsor (the “level”), for each Basket Commodity Index on the pricing date (each such level, an “initial index level”).

	Component	Initial
Basket Commodity Index	Weight	Index Level
Dow Jones-UBS Grains Sub-IndexSM	16.667%	•
Dow Jones-UBS Petroleum Sub-IndexSM	16.667%	•
Dow Jones-UBS Softs Sub-IndexSM	16.667%	•
Dow Jones-UBS Livestock Sub-IndexSM	16.667%	•
Dow Jones-UBS Precious Metals Sub-IndexSM	16.667%	•
Dow Jones-UBS Industrial Metals Sub-IndexSM	16.667%	•

Calculation of the Payment at Maturity
The amount we will pay per Note at maturity will be based on the Percentage Change of the Basket and will be calculated as follows:
•	If the Percentage Change of the Basket is greater than 0%, the payment at maturity for each Note will equal:

payment at maturity (per Note) = principal amount + (principal amount x Percentage Change); and

•	If the Percentage Change of the Basket is less than or equal to 0%, the payment at maturity for each Note will equal the principal amount of such Note.
The “Percentage Change” for the Basket will equal the sum of the weighted component changes for each Basket Commodity Index and will not exceed 100%.
The “weighted component change” for each Basket Commodity Index represents the portion of the Percentage Change of the Basket attributable to such Basket Commodity Index, and can be expressed by the following formula:
weighted component change = component weight x relative return;
provided that the weighted component change for each Basket Commodity Index will be capped at 16.667%. Accordingly, the maximum Percentage Change that may be realized by the Basket is 100%. This cap on the weighted component change for each Basket Commodity Index, and the resulting cap on the Percentage Change, means that the payment at maturity for any Note will never exceed 200% times the principal amount of such Note.
The “relative return” for each Basket Commodity Index is equal to the percentage increase or decrease in the level of such Basket Commodity Index from its initial index level to its final index level, and can be expressed by the following formula:
relative return = (final index level – initial index level) / initial index level.
The “final index level” for each Basket Commodity Index will equal the official closing level, as published by the Index Sponsor, of such index on the valuation date.
Discontinuation of the Basket Commodity Indices
In certain circumstances, the final index level for a Basket Commodity Index will be based on an alternate calculation for such Basket Commodity Index. If the Index Sponsor discontinues publication of or otherwise fails to publish such Basket Commodity Index and the Index Sponsor or another entity publishes a successor or substitute index that the calculation agent determines, in its sole discretion, to be comparable to the discontinued Basket Commodity Index (such index being referred to herein as a “successor index”), then the final index level for that Basket Commodity Index will be determined by reference to the level of that successor index on the valuation date.
Upon any selection by the calculation agent of a successor index, the calculation agent will provide written notice thereof to the trustee, and the trustee will furnish written notice thereof, to the extent the trustee is required to under the indenture, to the depositary, as holder of the Notes.
If a successor index is selected by the calculation agent, the successor index will be used as a substitute for the applicable Basket Commodity Index for all purposes, including for purposes of determining whether a market disruption event exists with respect to that index.

If (i) a Basket Commodity Index is discontinued or (ii) the Index Sponsor fails to publish a Basket Commodity Index, in either case, prior to, and such discontinuation is continuing on, the valuation date and the calculation agent determines in its sole discretion that a successor index is not available at the time, then the calculation agent will determine the value to be used for the final index level for such Basket Commodity Index. The value to be used for the final index level for the affected Basket Commodity Index will be computed by the calculation agent in the same general manner previously used by the Index Sponsor and will reflect the performance of that Basket Commodity Index through the business day on which that Basket Commodity Index was last in effect preceding such date of discontinuation. In that case, the calculation agent will treat any business day on which the primary exchange for futures or options contracts relating to that index is open for trading as a business day for that Basket Commodity Index for purposes of the determination of the final index level. In that event, the calculation agent will provide written notice to the trustee thereof, and the trustee will furnish written notice thereof, to the extent the trustee is required to under the senior debt indenture, to each noteholder, or in the case of global notes, the depositary, as holder of the global notes.
Notwithstanding these alternative arrangements, the discontinuation of the publication of any Basket Commodity Index may adversely affect the value of, and trading in, the Notes.
Market Disruption Events
The determination of the final index level for any Basket Commodity Index on the valuation date may be postponed if the calculation agent determines that, on the valuation date, a market disruption event has occurred and is continuing, and the closing level of such Basket Commodity Index is needed in order to determine the Percentage Change of the Basket. If such a postponement occurs, the calculation agent will use the closing level of the Basket Commodity Indices on the first trading day after the valuation date on which no market disruption event occurs or has occurred and is continuing to determine the value of the Percentage Change of the Basket. In no event, however, will valuation date be postponed by more than five business days.
If the determination of the Percentage Change of the Basket is postponed to the fifth business day following the valuation date, but a market disruption event occurs or is continuing on that day, that day will nevertheless be the date on which the calculation agent will determine the Percentage Change of the Basket. In such an event, the calculation agent will make a good faith estimate in its sole discretion of the Percentage Change of the Basket, based on the relative return of each Basket Commodity Index, that would have prevailed in the absence of the market disruption event.
A “market disruption event” means, with respect to any commodity underlying any Basket Commodity Index, any of the following on any given trading day:
•	a material limitation, suspension or disruption of trading in such underlying commodity which results in a failure by the trading facility on which such underlying commodity is traded to report a settlement price for such underlying commodity on such trading day;

•	the settlement price for such underlying commodity on such trading day is a “limit price,” which means that the settlement price for such underlying commodity on such trading day has increased or decreased from the previous day’s settlement price by the maximum amount permitted under applicable rules of the trading facility on which such underlying commodity is traded;

•	the failure by the trading facility on which such underlying commodity is traded or other price source to announce or publish the settlement price for such underlying commodity on such trading day; or

•	trading in any contract underlying such Basket Commodity Index on the relevant trading facility is suspended or interrupted subsequent to the opening of trading and trading in such contract does not recommence at least ten minutes prior to, and continue until, the regularly scheduled close of trading in such contract.

A “trading day” means any day on which (1) each Basket Commodity Index is calculated and published by the Index Sponsor, (2) the offices of BMO Capital Markets Corp. in Chicago, Illinois are open for business and (3) all trading facilities on which any of the commodities underlying the Basket Commodity Indices are traded are open for trading. If the Index Sponsor publishes the level of any of the Basket Commodity Indices on a day when one or more of the trading facilities for the commodities underlying that Basket Commodity Index are closed, that day would not be a trading day for the Notes.
The “settlement price” means the official settlement price of an underlying commodity as published by the trading facility on which it is traded.
Default Amount on Acceleration
If an event of default occurs and the maturity of your Notes is accelerated, at maturity we will pay the default amount in respect of the principal of your Notes instead of the payment at maturity described above. We describe the default amount below. For a discussion of the circumstances under which the maturity of your Notes may be accelerated, please see the accompanying prospectus under the heading “Description of the Debt Securities We May Offer — Modification and Waiver of the Debt Securities — Events of Default — Remedies If an Event of Default Occurs.”
The “default amount” for your Notes on any day will be an amount equal to the cost of having a qualified financial institution, of the kind and selected as described below, expressly assume all of our payment and other obligations with respect to your Notes as of that day and as if no default or acceleration had occurred, or to undertake other obligations providing substantially equivalent economic value to you with respect to your Notes. That cost will equal:
•	the lowest amount that a qualified financial institution would charge to effect this assumption or undertaking, plus

•	the reasonable expenses, including reasonable attorneys’ fees, incurred by the holder of your Notes in preparing any documentation necessary for this assumption or undertaking.
During the default quotation period for your Notes, which we describe below, the holder and/or we may request a qualified financial institution to provide a quotation of the amount it would charge to effect this assumption or undertaking. If either party obtains a quotation, it must notify the other party in writing of the quotation. The amount referred to in the first bullet point above will equal the lowest — or, if there is only one, the only — quotation obtained, and as to which notice is so given, during the default quotation period. With respect to any quotation, however, the party not obtaining the quotation may object, on reasonable and significant grounds, to the assumption or undertaking by the qualified financial institution providing the quotation and notify the other party in writing of those grounds within two business days after the last day of the default quotation period, in which case that quotation will be disregarded in determining the default amount.
The “default quotation period” is the period beginning on the day the default amount first becomes due and ending on the third business day after that day, unless:
•	no quotation of the kind referred to above is obtained, or

•	every quotation of that kind obtained is objected to within five business days after the day the default amount first becomes due.
If either of these two events occurs, the default quotation period will continue until the third business day after the first business day on which prompt notice of a quotation is given as described above. If that quotation is objected to as described above within five business days after that first business day, however, the default quotation period will continue as described in the prior sentence and this sentence.
In any event, if the default quotation period and the subsequent two business day objection period have not ended before the valuation date, then the default amount will equal the principal amount of your Notes.

For the purpose of determining the default amount at any time, a “qualified financial institution” must be a financial institution organized under the laws of any jurisdiction in the United States of America which at that time has outstanding debt obligations with a stated maturity of one year or less from the date of issue and is rated either:
•	A-1 or higher by Standard & Poor’s Ratings Group or any successor, or any other comparable rating then used by that rating agency, or

•	P-1 or higher by Moody’s Investors Service, Inc. or any successor, or any other comparable rating then used by that rating agency.
Role of the Calculation Agent
The calculation agent in its sole discretion will make all determinations in connection with the Notes regarding the Basket Commodity Indices, market disruption events, discontinuation of the Basket Commodity Indices, trading days, postponement of the valuation date, the Maturity Date, the final index level for each Basket Commodity Index, the weighted component change for each Basket Commodity Index, the Percentage Change, the default amount and the payment at maturity for your Notes. Absent manifest error, all determinations of the calculation agent will be final and binding on you and us, without any liability on the part of the calculation agent.
Please note that BMO Capital Markets Corp., our affiliate, is currently serving as the calculation agent as of the date of this pricing supplement. We may change the calculation agent for your Notes at any time after the date of this pricing supplement without notice and BMO Capital Markets Corp. may resign as calculation agent at any time upon 60 days written notice to the Issuer.

INFORMATION REGARDING THE BASKET COMMODITY INDICES
The Dow Jones-UBS Commodity IndexSM (the “DJ-UBSCISM”) reflects the excess returns that are potentially available through an unleveraged investment in the commodity contracts on physical commodities comprising the DJ-UBSCISM. The value of the Dow Jones-UBS Commodity IndexSM is computed on the basis of hypothetical investments in the basket of commodities that make up the DJ-UBSCISM. As discussed below in “— The Basket Commodity Indices,” each Basket Commodity Index is a sub-index of the DJ-UBSCISM. Because each Basket Commodity Index is a sub-index of the DJ-UBSCISM, as an investor in the Notes, you should understand the methodology used to create, maintain and calculate both the DJ-UBSCISM and the Basket Commodity Indices.
The Index Sponsor has no obligation to continue to publish, and may discontinue publication of, the DJ-UBSCISM or any Basket Commodity Index. The consequences of the Index Sponsor discontinuing or modifying the DJ-UBSCISM or the Basket Commodity Indices are described under “Specific Terms of the Notes — Discontinuation of the Basket Commodity Indices” above.
The DJ-UBSCISM was created by AIG International, Inc. (“AIGI”) in 1998 and acquired by UBS Securities in May 2009, at which time UBS Securities and Dow Jones & Company, Inc. (“Dow Jones Inc.”) entered into an agreement to jointly market the DJ-UBSCISM. Pursuant to such agreement, Dow Jones Inc., in conjunction with UBS Securities, calculates the DJ-UBSCISM (which is calculated on an excess return basis), a total return index based on the DJ-UBSCISM (the “DJ-UBSCITRSM”) and other related indexes and sub-indices. In March 2010, Dow Jones Inc. and CME Group, Inc. established a joint venture, and all of Dow Jones Inc.’s rights and obligations under the joint marketing agreement between Dow Jones Inc. and UBS Securities were assigned to CME Group Index Services LLC. The DJ-UBSCISM and the Basket Commodity Indices are not owned, endorsed, or approved by or associated with BMO Capital Markets Corp. or its affiliated companies. You, as an investor in the Notes, should make your own investigation into the DJ-UBSCISM and the Basket Commodity Indices.
Neither we nor any of our affiliates assumes any responsibility for the accuracy or the completeness of any information about the DJ-UBSCISM, the Basket Commodity Indices or the Index Sponsor.
Questions and Answers Regarding the DJ-UBSCISM and the Basket Commodity Indices
What does the DJ-UBSCISM track?
The DJ-UBSCISM is an index tracking the performance of a weighted basket of contracts on certain physical commodities. The level of the DJ-UBSCISM, therefore, goes up or down depending on the overall performance of this weighted basket of commodity contracts.
Although the DJ-UBSCISM tracks the performance of the commodity markets, in a manner generally similar to the way in which an index of equity securities tracks the performance of the stock market, there are important differences between a commodity index and an equity index. First, an equity index typically weights the stocks in the index based on market capitalization, a concept that has no applicability to a commodity index. In contrast, the commodities included in the DJ-UBSCISM are weighted based on their liquidity levels and their dollar-adjusted production levels, subject to certain percentage restrictions for diversification of commodities included in the basket. Second, unlike stocks, commodity contracts expire periodically and, in order to maintain an investment in commodity contracts, it is necessary to liquidate such commodity contracts before they expire and establish positions in longer-dated commodity contracts. This feature of the DJ-UBSCISM, which is discussed below, has important implications for changes in the value of the DJ-UBSCISM.
What is a commodity contract?
A commodity contract is an agreement either to buy or sell a set amount of a physical commodity at a predetermined price and delivery period (which is generally referred to as “delivery month”), or to make and receive a cash payment based on changes in the price of the commodity. Generally speaking, the return on an investment in commodity contracts is correlated with, but different from, the return on buying and holding physical commodities. The DJ-UBSCISM currently is comprised solely of commodity contracts on physical commodities traded on regulated trading facilities. However, it is possible that the DJ-UBSCISM will in the future include swaps or other derivatives that are cleared through a centralized clearing house.
Why does the DJ-UBSCISM track commodity contracts and not physical commodities?
While holding an inventory of physical commodities may have certain economic benefits (for example, a refinery could use a reserve of crude oil for the continuation of its operations), it also poses administrative burdens and costs, including those arising from the need to store or transport physical commodities. These requirements and costs may prove unattractive to investors who are interested solely in the price movement of commodities. Commodity contracts permit an investor to obtain exposure to the prices of commodities without directly incurring these requirements and costs. However, an investor in commodity contracts, or in an index of commodity contracts, can be indirectly exposed to these costs, which may be reflected in the prices of the commodity contracts and therefore in the index level. In addition, the fact that commodity contracts have publicly available prices allows calculation of an index based on these prices. The use of commodity contracts, therefore, allows the Index Sponsor to separate the exposure to price changes from the ownership of the underlying physical commodity, and thus allow participation in the upside and downside movement of commodity prices independently of the physical commodity itself.
How is the basket of commodity contracts weighted?
The basket of commodity contracts that the DJ-UBSCISM tracks is weighted according to liquidity and production, which means that the weight of each commodity contract included in the DJ-UBSCISM is determined by reference to (i) the commodity liquidity percentage, which is determined based on a five-year average of the trading volume of such commodity contract and (ii) the commodity production percentage which is determined based on a five-year average of production figures. The commodity liquidity percentage and the commodity production percentage are then combined (using a ratio of 2:1) to establish the “commodity index percentage” for each commodity. The commodity index percentage is then adjusted in accordance with certain percentage restrictions for the diversification of commodities included in the basket. As of April 1, 2010, the DJ-UBSCISM contained 19 commodity contracts, of which the composition and weighting in the basket are as follows: four energy products (31.82%), four industrial metals (20.84%), three grains products (17.82%), three softs products (6.78%), two livestock products (6.81%), two precious metals products (12.89%) and one vegetable oil product (3.04%).
Can the contracts included in the DJ-UBSCISM and/or their weightings be changed over time?
In order for a commodity contract to be included in the DJ-UBSCISM for the first time or to remain in the DJ-UBSCISM, such contract and its underlying physical commodity must satisfy predetermined criteria, e.g. denomination, duration until expiry, availability of contracts to be rolled into, location of the primary trading facility, accessibility to market participants, trading history, trading volume and minimum weight in the basket. The Index Sponsor performs annual calculations to determine whether the constituent contracts meet such thresholds. If, at the time of an annual review, certain contracts that are included in the DJ-UBSCISM fail to satisfy the criteria and/or certain contracts that have not been included in the DJ-UBSCISM satisfy such criteria, the composition of the DJ-UBSCISM will generally be changed.
The composition of the DJ-UBSCISM is recalculated by UBS Securities in June of each year, under the supervision of the Dow Jones-UBS Commodity Index Supervisory Committee, taking into account the relative liquidity and production percentages for each commodity contract designated for potential inclusion in the index. For further information with respect to changes in the composition of the index, refer to subsection “— The Dow Jones-UBS Commodity IndexSM — Composition of the Dow Jones-UBS Commodity IndexSM” below.

If the price of the underlying physical commodities goes up, will the level of the DJ-UBSCISM or the Basket Commodity Indices, therefore, also go up?
Not necessarily, for two reasons:
First, the DJ-UBSCISM and, as a result, each Basket Commodity Index track the performance of the basket of commodity contracts included in the DJ-UBSCISM or such Basket Commodity Index, rather than individual physical commodities themselves. Changes in the prices of commodity contracts should generally track changes in the prices of the underlying physical commodities, but, as described above under “— Why does the DJ-UBSCISM track commodity contracts and not physical commodities?”, the prices of commodity contracts might from time to time move in ways or to an extent that differ from movements in physical commodity prices. Therefore, you may observe prices of a particular commodity going up and the level of the DJ-UBSCISM or the related Basket Commodity Index not changing in the same way.
Second, because commodity contracts have expiration dates — i.e., dates upon which trading of the commodity contract ceases, there are certain adjustments that need to be made to the DJ-UBSCISM in order to retain an investment position in the commodity contracts. These adjustments, which are described below and primarily include the mechanic of “rolling,” may have a positive or negative effect on the level of the DJ-UBSCISM or any Basket Commodity Index. As a result, these adjustments may, in certain instances, cause a discrepancy between the performance of the DJ-UBSCISM or any Basket Commodity Index and the performance of the underlying commodity contracts.
What does “rolling” a commodity contract mean?
Since any commodity contract has a predetermined expiration date on which trading of the commodity contract ceases, holding a commodity contract until expiration will result in delivery of the underlying physical commodity or the requirement to make or receive a cash settlement. “Rolling” the commodity contracts, i.e., (i) selling near-dated (i.e., commodity contracts that are nearing expiration) commodity contracts before they expire and (ii) buying longer-dated contracts (i.e., commodity contracts that have an expiration date further in the future), allows an investor to maintain an investment position in commodities without receiving delivery of physical commodities or making or receiving a cash settlement.
The DJ-UBSCISM replicates an actual investment in commodity contracts, and therefore takes into account the need to roll the commodity contracts included in the DJ-UBSCISM, and reflects the effects of this rolling. Specifically, as a commodity contract included in the DJ-UBSCISM approaches expiration, the DJ-UBSCISM is calculated as if the commodity contract in the first delivery month is sold and the proceeds of that sale are used to purchase a commodity contract of equivalent value in the next delivery month designated pursuant to the index methodology. If the price of the designated commodity contract is lower than the price of the first commodity contract then included in the index, the “rolling” process results in a greater quantity of the designated commodity contract being acquired for the same value.
Conversely, if the price of the designated commodity contract is higher than the price of the first contract then included in the DJ-UBSCISM, the “rolling” process results in a smaller quantity of the designated commodity contract being acquired for the same value.
What do “contango” and “backwardation” mean?
When the price of a near-dated commodity contract is greater than that of a longer-dated commodity contract, the market for such contracts is referred to as in “backwardation”. On the other hand, the market is referred to as in “contango” when the price of a near-dated commodity contract is less than that of a longer-dated commodity contract. “Rolling” commodity contracts in a backwardated or contango market can affect the level of the DJ-UBSCISM or any Basket Commodity Index.

How does rolling affect the level of the DJ-UBSCISM?
“Rolling” can affect the DJ-UBSCISM in the following two ways:
First, if, as described above under “— What does “rolling” a commodity contract mean?” above, the DJ-UBSCISM theoretically owns more commodity contracts as a result of the rolling process (albeit at a lower price), the gain or loss on the new position for a given movement in the prices of the commodity contracts, will be greater than if the DJ-UBSCISM had owned the same number of commodity contracts as before the rolling process. Conversely, if the DJ-UBSCISM theoretically owns fewer commodity contracts as a result of the rolling process (albeit at a higher price), the gain or loss on the new position for a given movement in the prices of the commodity contracts, will be less than if the DJ-UBSCISM had owned the same number of commodity contracts as before the rolling process. Therefore, these differentials in the quantities of contracts sold and purchased may have a positive or negative effect on the level of the DJ-UBSCISM (measured on the basis of its dollar value).
Second, the DJ-UBSCISM theoretically sells a near-dated commodity contract when it gets close to expiry and buys the longer-dated commodity contract. In a contango market, longer-dated commodity contracts are at higher prices than the near-dated commodity contracts. In the absence of significant market changes, the prices of the longer-dated commodity contracts which the DJ-UBSCISM theoretically buys and holds are expected to (but may not) decrease over time as they near expiry. This expected decrease in price of these longer-dated commodity contracts as they near expiry can potentially cause the level of the DJ-UBSCISM to decrease. However, there are a number of different factors affecting the DJ-UBSCISM level (as described below in “— What factors affect the calculation of the level of the DJ-UBSCISM or the Basket Commodity Indices other than rolling?”). In a backwardated market, where the prices of near-dated commodity contracts are greater than the prices of longer-dated commodity contracts, the price of longer-dated commodity contracts which the DJ-UBSCISM theoretically buys and holds are expected to (but may not) increase as they near expiry.
How may the effects of rolling be mitigated?
As stated above, the trend in the prices of the commodity contracts may mitigate the effects of rolling. Also, because the DJ-UBSCISM is made up of so many different types of commodity contracts, each of those commodity contracts may be in a different type of market, either contango or backwardation, and therefore may offset any losses and gains attributable to rolling.
Do the Basket Commodity Indices have a total return feature?
No. The return on your Notes is based on the performance of several sub-indices of the DJ-UBSCISM, which reflects the returns that are potentially available through an unleveraged investment in commodity contracts included in the DJ-UBSCISM. It is not, however, linked to a “total return” index or strategy, which, in addition to reflecting those returns, would also reflect interest that could be earned on a hypothetical fully collateralized investment. The Basket Commodity Indices, as sub-indices of the DJ-UBSCISM, do not include such a total return feature or interest component.
What factors affect the calculation of the level of the DJ-UBSCISM or the Basket Commodity Indices other than rolling?
The value of the DJ-UBSCISM or any Basket Commodity Index on any DJ-UBSCISM business day (a day that is defined as a “Business Day” in the Dow Jones-UBS Commodity IndexSM Handbook, which can be requested from the Index Sponsor) is determined by making certain adjustments to the value of the DJ-UBSCISM or such Basket Commodity Index on the immediately preceding DJ-UBSCISM business day, based mainly on the performance of the commodity contracts. The factors affecting the scale of such adjustment, other than the effect of the rolling of the commodity contracts, are: (i) the price of the commodity contracts included in the DJ-UBSCISM or the Basket Commodity Index, (ii) the weight of each commodity contract in the DJ-UBSCISM or the Basket Commodity Index and (iii) the percentage restrictions for the diversification of the commodities included in the basket.

The price of the commodity contracts reported by the relevant trading facilities expose the DJ-UBSCISM and the Basket Commodity Indices to price volatility. The weight of each contract in the DJ-UBSCISM will be determined annually based on the liquidity of the underlying commodity contracts, the production of the underlying physical commodity and the percentage restrictions for the diversification of the commodities included in the basket.
Can we assume that any of such factors will have a direct and linear effect on the level of the DJ-UBSCISM or any Basket Commodity Index?
No, because these factors are interrelated in complex ways and affect the performance of the commodity contracts comprising the DJ-UBSCISM or any Basket Commodity Index and, therefore, may offset each other in calculation of the level of the DJ-UBSCISM or such Basket Commodity Index. For example, with respect to the DJ-UBSCISM, a negative price performance in energy sector contracts, which collectively have the largest production weights, may completely eliminate a positive price performance in livestock contracts, which collectively have the smallest production weights. Therefore, you should not assume any one of these factors, the effect of rolling or any other factors (e.g., the positive price movement of any underlying physical commodity) will have a direct and linear effect on the performance of the commodity contracts and the level of the DJ-UBSCISM or any Basket Commodity Index at any given time. The level of the DJ-UBSCISM and the Basket Commodity Indices, and therefore the amount payable on your Notes, may decline even when one or more of such factors are favorable, due to the reasons explained in this subsection.
Where can additional information on the Dow Jones-UBS Commodity IndexSM and the Basket Commodity Indices be obtained?
For information about recent levels of the DJ-UBSCISM and each Basket Commodity Index, please read the subsection entitled “— Historical Information” below. For further explanation on the composition of the DJ-UBSCISM and methodologies related to the DJ-UBSCISM, please read the subsection entitled “— The Dow Jones-UBS Commodity IndexSM” below. For further explanation on the composition of the Basket Commodity Indices and methodologies related to the Basket commodity Indices, please read the subsection entitled “— The Basket Commodity Indices” below.
Additional information about the DJ-UBSCISM is available on the following website: http://www.djindexes.com. We are not incorporating by reference the website or any material it includes into this pricing supplement, the accompanying prospectus, dated May 16, 2008, or the accompanying prospectus supplement, dated January 25, 2010.
The Dow Jones-UBS Commodity IndexSM
Overview
The Dow Jones-UBS Commodity IndexSM was created by AIGI in 1998 and acquired by UBS Securities in May 2009, at which time UBS Securities and Dow Jones Inc. entered into an agreement to jointly market the DJ-UBSCISM. In March 2010, Dow Jones Inc. established a joint venture with CME Group, Inc. whereby all of Dow Jones Inc.’s rights and obligations under the joint marketing agreement were assigned to CME Group Index Services LLC. Pursuant to the joint marketing agreement, and Dow Jones Inc.’s subsequent assignment of its rights and obligations thereunder, the Index Sponsor, calculates the DJ-UBSCISM (which is calculated on an excess return basis), a total return index based on the DJ-UBSCISM (the “DJ-UBSCITRSM”) and other related indexes and sub-indexes, including the Basket Commodity Indices. The methodology for determining the composition and weighting of the DJ-UBSCISM and for calculating its value is subject to modification by the Index Sponsor at any time.
The DJ-UBSCISM currently is composed of the prices of nineteen exchange-traded contracts on physical commodities. An exchange-traded commodity contract is a bilateral agreement providing for the purchase and sale of a specified type and quantity of a commodity or financial instrument during a stated delivery month for a fixed price. The commodities included in the index for 2010 are: aluminum, coffee, copper, corn, cotton, crude oil, gold, heating oil, lean hogs, live cattle, natural gas, nickel, silver, soybeans, soybean oil, sugar, unleaded gasoline, wheat and zinc. Futures contracts on the index are currently listed for trading on the Chicago Board of Trade (“CBOT”).
The Dow Jones-UBS Commodity Index Supervisory Committee
The Dow Jones-UBS Commodity Index Supervisory Committee (which we refer to as the “DJ-UBSCISM supervisory committee”) exists to assist the Index Sponsor in connection with the operation of the DJ-UBSCISM. The DJ-UBSCISM supervisory committee is comprised of three members, two of whom are appointed by UBS Securities and one of whom is appointed by Dow Jones, and will make all final decisions relating to the DJ-UBSCISM. The DJ-UBSCISM supervisory committee meets annually to consider any changes to be made to the Dow Jones-UBS Commodity IndexSM for the coming year, but may also meet at such other times as may be necessary.
As described in more detail below, the DJ-UBSCISM is reweighted and rebalanced each year in January on a price-percentage basis. The annual weightings for the DJ-UBSCISM are determined each year in June by UBS Securities. Following the DJ-UBSCISM supervisory committee’s annual meeting in June or July, the annual weightings are publicly announced in July or August.
Set forth below is a summary of the composition of, and the methodology used to calculate, the DJ-UBSCISM as of the date of this pricing supplement. The methodology for determining the composition and weighting of the DJ-UBSCISM and for calculating its value is subject to modification in a manner consistent with the purposes of the index, as described below. The Index Sponsor makes the official determination of the composition and weighting of the DJ-UBSCISM and the calculation of its value.
BMO Capital Markets Corp., and/or certain of its affiliates will trade the contracts comprising the DJ-UBSCISM, as well as the underlying commodities and other derivative instruments thereon, for their proprietary accounts and other accounts under their management. BMO Capital Markets Corp., and/or certain of its affiliates may underwrite or issue other securities or financial instruments linked to the DJ-UBSCISM and related indices. These activities could present certain conflicts of interest and could adversely affect the value of the DJ-UBSCISM or the Basket Commodity Indices. There may be conflicts of interest between you and BMO Capital Markets Corp.
Composition of the Dow Jones-UBS Commodity IndexSM
Commodities available for inclusion in the Dow Jones-UBS Commodity IndexSM. With the exception of several metals contracts (aluminum, lead, tin, nickel and zinc) that trade on the London Metal Exchange (“LME”), each of the commodities with the potential for inclusion in the DJ-UBSCISM is the subject of a commodity contract that trades on a U.S. exchange.
The 23 potential commodities currently are aluminum, cocoa, coffee, copper, corn, cotton, crude oil, gold, heating oil, lead, live cattle, hogs, natural gas, nickel, platinum, silver, soybeans, soybean oil, sugar, tin, unleaded gasoline, wheat and zinc.
The 19 commodities underlying the DJ-UBSCISM selected for 2010 are aluminum, coffee, copper, corn, cotton, crude oil, gold, heating oil, lean hogs, live cattle, natural gas, nickel, silver, soybeans, soybean oil, sugar, unleaded gasoline, wheat and zinc.
Designated contracts for each commodity. A commodity contract known as a “designated contract” is selected for each commodity. With the exception of several LME contracts, where the DJ-UBSCISM supervisory committee believes that there exists more than one commodity contract with sufficient liquidity to be chosen as a designated contract for a commodity, the DJ-UBSCISM supervisory committee selects the commodity contract that is traded in North America and denominated in dollars. If more than one such contract exists, the DJ-UBSCISM supervisory committee selects the most actively traded contract. Data concerning this designated contract will be used to calculate the DJ-UBSCISM. The termination or replacement of a commodity contract on an established exchange occurs infrequently; if a designated contract were to be terminated or replaced, a comparable commodity contract would be selected, if available, to replace the designated contract.

The designated contracts for the commodities included in the Dow Jones-UBS Commodity IndexSM as of January, 2010 are as follows:

		Trading	Targeted
Commodity	Designated Contract	Facility	Weighting (%)
Aluminum	High Grade Primary Aluminum	LME	5.749281
Coffee	Coffee “C”	NYBOT	2.564615
Copper*	Cooper	COMEX	7.641377
Corn	Corn	CBOT	7.092432
Cotton	Cotton	NYBOT	2.000000
Crude Oil	Light, Sweet Crude Oil	NYMEX	14.337966
Gold	Gold	COMEX	9.116555
Heating Oil	Heating Oil	NYMEX	3.582407
Lean Hogs	Lean Hogs	CME	2.102720
Live Cattle	Live Cattle	CME	3.553730
Natural Gas	Henry Hub Natural Gas	NYMEX	11.552187
Nickel	Primary Nickel	LME	2.366828
Silver	Silver	COMEX	3.286970
Soybean Oil	Soybean Oil	CBOT	2.995562
Soybeans	Soybeans	CBOT	7.912497
Sugar	World Sugar No. 11	NYBOT	2.892860
Unleaded Gasoline	Reformulated Blendstock for Oxygen Blending	NYMEX	3.527440
Wheat	Wheat	CBOT	4.704602
Zinc	Special High Grade Zinc	LME	3.019973

*	The Dow Jones-UBS Commodity IndexSM uses the High Grade Copper contract traded on the COMEX division of the New York Mercantile Exchange for copper contract prices and LME volume data in determining the weighting for the Dow Jones-UBS Commodity IndexSM.

**	The column in the above table titled “Targeted Weighting” reflects the target weightings as of January 2010 of the 19 commodities currently included in the Dow Jones-UBS Commodity IndexSM.
In addition to the commodities set forth in the above table, cocoa, lead, platinum and tin also are considered for inclusion in the Dow Jones-UBS Commodity IndexSM.
The composition of the DJ-UBSCISM is recalculated by UBS Securities in June of each year, under the supervision of the DJ-UBSCISM supervisory committee, taking into account the relative liquidity and production percentages for each commodity designated for potential inclusion in the index.

Commodity groups. For purposes of applying the diversification rules discussed above and below, the commodities available for inclusion in the Dow Jones-UBS Commodity IndexSM are assigned to “commodity groups.” The commodity groups, and the commodities currently included in each commodity group, are as follows:

Commodity Group	Commodity
Energy:	Crude Oil Heating Oil Natural Gas Unleaded Gasoline
Precious Metals:	Gold Silver
Industrial Metals:	Aluminum Copper Nickel Zinc
Livestock:	Live Cattle Lean Hogs
Grains:	Corn Soybeans Wheat
Vegetable Oil:	Soybean Oil
Softs:	Coffee Cotton Sugar

Annual Reweighting and Rebalancings of the Dow Jones-UBS Commodity IndexSM
The DJ-UBSCISM is reweighted and rebalanced each year in January on a price-percentage basis. The annual weightings for the DJ-UBSCISM are determined each year in June by UBS Securities under the supervision of the DJ-UBSCISM supervisory committee, announced in July and implemented the following January.
Determination of relative weightings. The relative weightings of the component commodities included in the DJ-UBSCISM are determined annually according to both liquidity and dollar-adjusted production data in 2/3 and 1/3 shares, respectively. Each June, for each commodity designated for potential inclusion in the DJ-UBSCISM, liquidity is measured by the commodity liquidity percentage (which we refer to as the “CLP”) and production by the commodity production percentage (which we refer to as the “CPP”). The CLP for each commodity is determined by taking a five-year average of the product of trading volume and the historic dollar value of the designated contract for that commodity, and dividing the result by the sum of such products for all commodities which were designated for potential inclusion in the DJ-UBSCISM. The CPP is determined for each commodity by taking a five-year average of annual world production figures, adjusted by the historic dollar value of the designated contract, and dividing the result by the sum of such production figures for all the commodities which were designated for potential inclusion in the DJ-UBSCISM. The CLP and the CPP are then combined (using a ratio of 2:1) to establish the commodity index percentage (which we refer to as the “CIP”) for each commodity. This CIP is then adjusted in accordance with certain diversification rules in order to determine the index commodities included in the DJ-UBSCISM and their respective percentage weights.

The DJ-UBSCISM is designed to provide diversified exposure to commodities as an asset class. To ensure that no single commodity or commodity sector dominates the DJ-UBSCISM, the following diversification rules are applied to the annual reweighting and rebalancing of the DJ-UBSCISM as of January of the applicable year:
•	No related group of commodities designated as a “commodity group” (e.g. energy, precious metals, livestock, or grains) may constitute more than 33% of the Dow Jones-UBS Commodity IndexSM.

•	No single commodity may constitute more than 15% of the DJ-UBSCISM.

•	No single commodity, together with its derivatives (e.g., crude oil, together with heating oil and unleaded gasoline), may constitute more than 25% of the DJ-UBSCISM.

•	No single commodity that is in the index may constitute less than 2% of the DJ-UBSCISM.
Following the annual reweighting and rebalancing of the DJ-UBSCISM in January, the percentage of any single commodity or group of commodities at any time prior to the next reweighting or rebalancing will fluctuate, and may exceed or be less than the percentages set forth above.
Commodity Index Multipliers. Following application of the diversification rules discussed above, CIPs are incorporated into the DJ-UBSCISM by calculating the new unit weights for each index commodity. Towards the beginning of each new calendar year (which we refer to as the “CIM determination date”), the CIPs, along with the settlement values on that date for designated contracts included in the DJ-UBSCISM, are used to determine a commodity index multiplier (which we refer to as the “CIM”) for each index commodity. This CIM is used to achieve the percentage weightings of the index commodities, in dollar terms, indicated by their respective CIPs. After the CIMs are calculated, they remain fixed throughout the year. As a result, the observed price percentage of each index commodity will float throughout the year, until the CIMs are reset the following year based on new CIPs.
Calculations
The DJ-UBSCISM is calculated by the Index Sponsor by applying the impact of the changes to the prices of commodity contracts included in the DJ-UBSCISM (based on their relative weightings). Once the CIMs are determined as discussed above, the calculation of the DJ-UBSCISM is a mathematical process whereby the CIMs for the index commodities are multiplied by the prices in U.S. dollars for the applicable designated contracts. These products are then summed. The percentage change in this sum is then applied to the prior index value to calculate the current index value.
The Dow Jones-UBS Commodity IndexSM Is a rolling index. The DJ-UBSCISM is composed of contracts on physical commodities. Unlike equities, which typically entitle the holder to a continuing stake in a corporation, commodity contracts normally specify a certain date for the delivery of the underlying physical commodity. In order to avoid delivering the underlying physical commodities and to maintain exposure to the underlying physical commodities, periodically contracts on physical commodities specifying delivery on a nearby date must be sold and contracts on physical commodities that have not yet reached the delivery period must be purchased. The rollover for each contract occurs over a period of five DJ-UBSCISM business days each month according to a pre-determined schedule. This process is known as “rolling” a futures position. The DJ-UBSCISM is, therefore, a “rolling index.”
Index calculation disruption events. From time to time, disruptions can occur in trading futures contracts on various commodity exchanges. The daily calculation of the index will be adjusted in the event that UBS Securities determines that any of the following index calculation disruption events exists:
•	termination or suspension of, or material limitation or disruption in the trading of any commodity contract used in the calculation of the DJ-UBSCISM on that day,

•	the settlement value of any commodity contract used in the calculation of the DJ-UBSCISM reflects the maximum permitted price change from the previous day’s settlement value,

•	the failure of an exchange to publish official settlement values for any commodity contract used in the calculation of the index, or

•	with respect to any commodity contract used in the calculation of the DJ-UBSCISM that trades on the LME, a business day on which the LME is not open for trading.
The Basket Commodity Indices
In addition to the maintenance and calculation of the DJ-UBSCISM, the Index Sponsor, calculates several sub-indices comprised of certain commodities underlying the DJ-UBSCISM. Each Basket Commodity Index is a sub-index of the DJ-UBSCISM. The level of each Basket Commodity Index is calculated using the same mathematical formula as the DJ-UBSCISM, except that the calculation of the level of each Basket Commodity Index uses only the CIMs (as determined for the DJ-UBSCISM, as determined above in “— the Dow Jones UBS Commodity IndexSM — Annual Reweighting and Rebalancings of the Dow Jones-UBS Commodity Index — Commodity Index Multipliers”) and the prices in U.S. dollars for the applicable commodity contracts for the commodities included in such Basket Commodity Index.
     A description of each of the Basket Commodity Indices follows:
Dow Jones-UBS Grains Sub-IndexSM
The Dow Jones-UBS Grains Sub-IndexSM is a weighted index of certain grain commodities, including corn, soybeans, and wheat. For 2010, the targeted weight of the commodities included in the Dow Jones-UBS Grains Sub-IndexSM will compose approximately 19.71% of the total DJ-UBSCISM. For 2010, within the Dow Jones-UBS Grains Sub-IndexSM, the target weight for corn is approximately 36%, the target weight for soybeans is approximately 40% and the target weight for wheat is approximately 24%. As is the case with the DJ-UBSCISM, the actual weights of the commodities included in the Dow Jones-UBS Grains Sub-IndexSM may vary over time. As of April 1, 2010 the Dow Jones-UBS Grains Sub-IndexSM composed approximately 17.82% of the total DJ-UBSCISM. In turn, as of April 1st, 2010, 22.63% of the value of the Dow Jones-UBS Grains Sub-IndexSM was determined by futures contracts for wheat, 34.52% was determined by futures contracts for corn, and 42.85% was determined by futures contracts for soybeans.
Dow Jones-UBS Petroleum Sub-IndexSM
The Dow Jones-UBS Petroleum Sub-IndexSM is a weighted index of certain energy commodities, including crude oil, heating oil, and unleaded gasoline. For 2010, the target weight for the commodities included in the Dow Jones-UBS Petroleum Sub-IndexSM will compose approximately 21.45% of the total DJ-UBSCISM. For 2010, within the Dow Jones-UBS Petroleum Sub-IndexSM, the target weight for crude oil is approximately 67%, the target weight for heating oil is approximately 17% and the target weight for unleaded gasoline is approximately 16%. As is the case with DJ-UBSCISM, the actual weights of the commodities underlying the Dow Jones-UBS Petroleum Sub-IndexSM may vary over time. As of April 1, 2010, the Dow Jones-UBS Petroleum Sub-IndexSM composed approximately 23.19% of the total DJ-UBSCISM. In turn, as of April 1st, 2010, 66.31% of the value of the Dow Jones-UBS Petroleum Sub-IndexSM was determined by futures contracts for WTI crude oil, 17.29% was determined by futures contracts for gasoline, and 16.40% was determined by futures contracts for heating oil.
Dow Jones-UBS Softs Sub-IndexSM
The Dow Jones-UBS Softs Sub-IndexSM is a weighted index of certain soft commodities, including coffee, cotton, and sugar. For 2010, the target weight for the commodities included in the Dow Jones-UBS Softs Sub-IndexSM will compose approximately 7.46% of the total DJ-UBSCISM. For 2010, within the Dow Jones-UBS Softs Sub-IndexSM, the target weight for coffee is approximately 34%, the target weight for cotton is approximately 27% and the target weight for sugar is approximately 39%. As is the case with the DJ-UBSCISM, the actual weights of the commodities underlying the Dow Jones-UBS Softs Sub-IndexSM may vary over time. As of April 1, 2010 the Dow Jones-UBS Softs Sub-IndexSM composed approximately 6.78% of the total DJ-UBSCISM. In turn, as of April 1st, 2010, 26.77% of the value of the Dow Jones-UBS Softs Sub-IndexSM was determined by futures contracts for sugar, 34.70% was determined by futures contracts for cotton, and 38.53% was determined by futures contracts for coffee.
Dow Jones-UBS Livestock Sub-IndexSM
The Dow Jones-UBS Livestock Sub-IndexSM is a weighted index of certain livestock commodities, including lean hogs and live cattle. For 2010, the target weight for the commodities underlying the Dow Jones-UBS Livestock Sub-IndexSM will compose approximately 5.66% of the total DJ-UBSCISM. For 2010, within the Dow Jones-UBS Livestock Sub-IndexSM, the target weight for lean hogs is approximately 37% and the target weight for live cattle is approximately 63%. As is the case with the DJ-UBSCISM, the actual weights of the commodities underlying the Dow Jones-UBS Livestock Sub-IndexSM may vary over time. As of April 1, 2010, the Dow Jones-UBS Livestock Sub-IndexSM composed approximately 6.81% of the total DJ-UBSCISM. In turn, as of April 1st, 2010, 59.68% of the value of the Dow Jones-UBS Livestock Sub-IndexSM was determined by futures contracts for live cattle, and 40.32% was determined by futures contracts for lean hogs.
Dow Jones-UBS Precious Metals Sub-IndexSM
The Dow Jones-UBS Precious Metals Sub-IndexSM is a weighted index of certain precious metals commodities, including gold and silver. For 2010, the target weight for the commodities included in the Dow Jones-UBS Precious Metals Sub-IndexSM will compose approximately 12.40% of the total DJ-UBSCISM. For 2010, within the Dow Jones-UBS Precious Metals Sub-IndexSM, the target weight for gold is approximately 73% and the target weight for silver is approximately 27%. As is the case with the DJ-UBSCISM, the actual weights of the commodities included in the Dow Jones-UBS Precious Metals Sub-IndexSM may vary over time. As of April 1, 2010 the Dow Jones-UBS Precious Metals Sub-IndexSM composed approximately 12.89% of the total DJ-UBSCISM. In turn, as of April 1st, 2010, 73.86% of the value of the Dow Jones-UBS Precious Metals Sub-IndexSM was determined by futures contracts for gold, and 26.14% was determined by futures contracts for silver.
Dow Jones-UBS Industrial Metals Sub-IndexSM
The Dow Jones-UBS Industrial Metals Sub-IndexSM is a weighted index of certain industrial metals commodities, including aluminum, copper, nickel, and zinc. For 2010, the target weight of the commodities included in the Dow Jones-UBS Industrial Metals Sub-IndexSM will compose approximately 18.78% of the DJ-UBSCISM. For 2010, within the Dow Jones-UBS Industrial Metals Sub-IndexSM, the target weight for aluminum is approximately 31%, the target weight for copper is approximately 40%, the target weight for nickel is approximately 13% and the target weight for zinc is approximately 16%. As with the DJ-UBSCISM, the actual weights of the commodities included in the Dow Jones-UBS Industrial Metals Sub-IndexSM may vary over time. As of April 1, 2010 the Dow Jones-UBS Industrial Metals Sub-IndexSM composed approximately 20.84% of the total DJ-UBSCISM. In turn, as of April 1st, 2010, 29.46% of the value of the Dow Jones-UBS Industrial Metals Sub-IndexSM was determined by futures contracts for aluminum, 40.32% was determined by futures contracts for copper, 14.00% was determined by futures contracts for zinc, and 16.22% was determined by futures contracts for nickel.

Historical Information
The graphs below set forth the historical performance of each Basket Commodity Index. In addition, below each graph is a table setting forth the high, low, and closing levels of each Basket Commodity Index for each reported period. The information in the tables is provided for the four calendar quarters of 2007, 2008 and 2009, as well as for the period from January 1, 2010 through April 1, 2010.
We obtained the information regarding the historical performance of the Basket Commodity Indices in the charts below from Bloomberg Financial Services.
We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg Financial Services. The historical performance of the Basket Commodity Indices should not be taken as an indication of future performance, and no assurance can be given as to the market levels of the Basket Commodity Indices on the valuation date. We cannot give you assurance that the performance of the Basket Commodity Indices will result in any return in addition to your initial investment.

Dow Jones-UBS Grains Sub-IndexSM
High, Low and Closing Levels

Quarter/Period –	Quarter/Period –	High Closing	Low Closing	Quarter/Period –
Start Date	End Date	Level	Level	End Closing
1/1/07	3/31/07	51.70	48.89	49.58
4/1/07	6/30/07	54.81	52.50	52.76
7/1/07	9/30/07	65.49	64.08	64.30
10/1/07	12/31/07	70.11	69.00	69.73
1/1/08	3/31/08	77.34	73.34	73.82
4/1/08	6/30/08	89.78	86.30	87.24
7/1/08	9/30/08	61.38	58.66	58.77
10/1/08	12/31/08	50.71	48.80	50.61
1/1/09	3/31/09	47.48	45.47	47.37
4/1/09	6/30/09	49.92	46.89	48.04
7/1/09	9/30/09	43.82	42.71	43.76
10/1/09	12/31/09	50.22	49.63	49.70
1/1/10	4/1/10	50.75	41.73	41.82

Dow Jones-UBS Petroleum Sub-IndexSM
High, Low and Closing Levels

Quarter/Period –	Quarter/Period –	High Closing	Low Closing	Quarter/Period –
Start Date	End Date	Level	Level	End Closing
1/1/07	3/31/07	361.10	355.03	356.88
4/1/07	6/30/07	367.61	361.97	366.43
7/1/07	9/30/07	411.80	400.88	402.00
10/1/07	12/31/07	482.37	473.25	478.72
1/1/08	3/31/08	530.44	499.39	504.95
4/1/08	6/30/08	711.64	694.68	697.06
7/1/08	9/30/08	502.97	481.92	499.23
10/1/08	12/31/08	222.16	188.15	218.48
1/1/09	3/31/09	197.23	188.81	196.07
4/1/09	6/30/09	256.42	245.73	249.39
7/1/09	9/30/09	240.09	224.46	239.72
10/1/09	12/31/09	261.69	259.12	259.30
1/1/10	4/1/10	271.43	231.39	271.43

Dow Jones-UBS Softs Sub-IndexSM
High, Low and Closing Levels

Quarter/Period –	Quarter/Period –	High Closing	Low Closing	Quarter/Period –
Start Date	End Date	Level	Level	End Closing
1/1/07	3/31/07	57.85	57.08	57.37
4/1/07	6/30/07	57.10	55.94	56.53
7/1/07	9/30/07	60.16	59.08	59.40
10/1/07	12/31/07	60.71	60.11	60.43
1/1/08	3/31/08	61.20	59.12	59.36
4/1/08	6/30/08	61.40	59.80	60.95
7/1/08	9/30/08	51.43	50.68	50.84
10/1/08	12/31/08	42.78	41.07	42.59
1/1/09	3/31/09	42.73	42.04	42.72
4/1/09	6/30/09	49.24	47.57	48.52
7/1/09	9/30/09	57.27	55.52	57.22
10/1/09	12/31/09	61.88	60.95	61.34
1/1/10	4/1/10	63.21	53.59	54.09

Dow Jones-UBS Livestock Sub-IndexSM
High, Low and Closing Levels

Quarter/Period –	Quarter/Period –	High Closing	Low Closing	Quarter/Period –
Start Date	End Date	Level	Level	End Closing
1/1/07	3/31/07	69.03	67.56	68.84
4/1/07	6/30/07	66.13	65.58	65.66
7/1/07	9/30/07	64.70	63.99	64.10
10/1/07	12/31/07	57.71	57.07	57.51
1/1/08	3/31/08	49.32	48.05	48.57
4/1/08	6/30/08	53.34	52.23	52.31
7/1/08	9/30/08	48.71	47.99	48.04
10/1/08	12/31/08	40.56	39.76	40.56
1/1/09	3/31/09	37.45	36.67	37.42
4/1/09	6/30/09	35.14	34.63	35.09
7/1/09	9/30/09	33.18	32.73	33.12
10/1/09	12/31/09	34.59	34.19	34.39
1/1/10	4/1/10	36.87	33.37	36.56

Dow Jones-UBS Precious Metals Sub-IndexSM
High, Low and Closing Levels

Quarter/Period –	Quarter/Period –	High Closing	Low Closing	Quarter/Period –
Start Date	End Date	Level	Level	End Closing
1/1/07	3/31/07	113.38	112.21	112.73
4/1/07	6/30/07	107.91	106.88	107.10
7/1/07	9/30/07	120.76	119.21	120.33
10/1/07	12/31/07	132.68	131.11	131.90
1/1/08	3/31/08	150.44	145.15	145.54
4/1/08	6/30/08	147.28	144.41	145.79
7/1/08	9/30/08	131.12	126.26	126.90
10/1/08	12/31/08	124.93	120.45	124.66
1/1/09	3/31/09	134.11	130.86	133.15
4/1/09	6/30/09	137.61	134.11	134.79
7/1/09	9/30/09	151.73	148.97	151.58
10/1/09	12/31/09	162.41	160.77	160.81
1/1/10	4/1/10	171.78	151.41	166.69

Dow Jones-UBS Industrial Metals Sub-IndexSM
High, Low and Closing Levels

Quarter/Period –	Quarter/Period –	High Closing	Low Closing	Quarter/Period –
Start Date	End Date	Level	Level	End Closing
1/1/07	3/31/07	233.37	231.46	233.28
4/1/07	6/30/07	232.19	230.63	231.78
7/1/07	9/30/07	224.16	220.26	221.57
10/1/07	12/31/07	190.84	189.54	190.19
1/1/08	3/31/08	227.12	225.01	225.63
4/1/08	6/30/08	216.94	214.19	216.25
7/1/08	9/30/08	166.46	164.22	164.69
10/1/08	12/31/08	97.02	92.69	96.92
1/1/09	3/31/09	101.84	99.90	101.37
4/1/09	6/30/09	127.51	122.15	124.09
7/1/09	9/30/09	148.97	145.98	148.97
10/1/09	12/31/09	175.77	174.16	174.16
1/1/10	4/1/10	186.46	148.73	186.46

License
“Dow Jones®,” “DJ,” “UBS,” “Dow Jones-UBS Commodity IndexSM,” “Dow Jones-UBS Grains Sub-IndexSM,” “Dow Jones-UBS Petroleum Sub-IndexSM,” “Dow Jones-UBS Softs Sub-IndexSM,” “Dow Jones-UBS Livestock Sub-IndexSM,” “Dow Jones-UBS Precious Metals Sub-IndexSM,” “Dow Jones-UBS Industrial Metals Sub-IndexSM,” and “DJ-UBSCISM” are service marks of Dow Jones Trademark Holdings, LLC (“Dow Jones Trademark”) and UBS AG (“UBS AG”), as the case may be, have been licensed to CME Group Index Holdings LLC (“CME Indexes”) and have been sublicensed for use for certain purposes by Bank of Montreal.
The Notes are not sponsored, endorsed, sold or promoted by Dow Jones Trademark, UBS AG, UBS Securities LLC (“UBS Securities”), CME Indexes or any of their subsidiaries or affiliates. None of Dow Jones Trademark, UBS AG, UBS Securities, CME Indexes or any of their subsidiaries or affiliates makes any representation or warranty, express or implied, to the owners of or counterparts to the Notes or any member of the public regarding the advisability of investing in securities or commodities generally or in the Notes particularly. The only relationship of Dow Jones Trademark, UBS AG, UBS Securities, CME Indexes or any of their subsidiaries or affiliates to the Bank of Montreal is the licensing of certain trademarks, trade names and service marks and of the DJ-UBSCISM, which is determined, composed and calculated by CME Indexes in conjunction with UBS Securities without regard to Bank of Montreal or the Notes. Dow Jones Trademark, UBS Securities and CME Indexes have no obligation to take the needs of Bank of Montreal or the holders of the Notes into consideration in determining, composing or calculating DJ-UBSCISM. None of Dow Jones Trademark, UBS AG, UBS Securities, CME Indexes or any of their respective subsidiaries or affiliates is responsible for or has participated in the determination of the timing of, prices at, or quantities of the Notes to be issued or in the determination or calculation of the equation by which the Notes are to be converted into cash. None of Dow Jones Trademark, UBS AG, UBS Securities, CME Indexes or any of their subsidiaries or affiliates shall have any obligation or liability, including, without limitation, to holders of Notes, in connection with the administration, marketing or trading of the Notes. Notwithstanding the foregoing, UBS AG, UBS Securities, CME Group Inc. and their respective subsidiaries and affiliates may independently issue and/or sponsor financial products unrelated to the Notes currently being issued by Bank of Montreal, but which may be similar to and competitive with the Notes. In addition, UBS AG, UBS Securities, CME Group Inc. and their subsidiaries and affiliates actively trade commodities, commodity indices and commodity futures (including the Dow Jones-UBS Commodity IndexSM and Dow Jones-UBS Commodity Index Total ReturnSM), as well as swaps, options and derivatives which are linked to the performance of such commodities, commodity indices and commodity futures. It is possible that this trading activity will affect the value of the Dow Jones-UBS Commodity IndexSM and the Notes.
This pricing supplement relates only to the Notes and does not relate to the exchange-traded physical commodities underlying any of the Dow Jones-UBS Commodity IndexSM components. Purchasers of the Notes should not conclude that the inclusion of a futures contract in the Dow Jones-UBS Commodity IndexSM is any form of investment recommendation of the futures contract or the underlying exchange-traded physical commodity by Dow Jones Trademark, UBS AG, UBS Securities, CME Indexes or any of their subsidiaries or affiliates. The information in this Pricing supplement regarding the Dow Jones-UBS Commodity IndexSM components has been derived solely from publicly available documents. None of Dow Jones Trademark, UBS AG, UBS Securities, CME Indexes or any of their subsidiaries or affiliates has made any due diligence inquiries with respect to the Dow Jones-UBS Commodity IndexSM components in connection with the Notes. None of Dow Jones Trademark, UBS AG, UBS Securities, CME Indexes or any of their subsidiaries or affiliates makes any representation that these publicly available documents or any other publicly available information regarding the Dow Jones-UBS Commodity IndexSM components, including without limitation a description of factors that affect the prices of such components, are accurate or complete.
NONE OF DOW JONES TRADEMARK, UBS AG, UBS SECURITIES, CME INDEXES OR ANY OF THEIR SUBSIDIARIES OR AFFILIATES GUARANTEES THE ACCURACY AND/OR THE COMPLETENESS OF THE DOW JONES-UBS COMMODITY INDEXSM OR ANY DATA RELATED THERETO AND NONE OF DOW JONES, UBS AG, UBS SECURITIES, CME INDEXES OR ANY OF THEIR SUBSIDIARIES OR AFFILIATES SHALL HAVE ANY LIABILITY FOR ANY ERRORS, OMISSIONS OR INTERRUPTIONS THEREIN. NONE OF DOW JONES TRADEMARK, UBS AG, UBS

SECURITIES, CME INDEXES OR ANY OF THEIR SUBSIDIARIES OR AFFILIATES MAKES ANY WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY BANK OF MONTREAL, HOLDERS OF THE NOTES OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE DOW JONES-UBS COMMODITY INDEXSM OR ANY DATA RELATED THERETO. NONE OF DOW JONES TRADEMARK, UBS AG, UBS SECURITIES, CME INDEXES OR ANY OF THEIR SUBSIDIARIES OR AFFILIATES MAKES ANY EXPRESS OR IMPLIED WARRANTIES AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE DOW JONES-UBS COMMODITY INDEXSM OR ANY DATA RELATED THERETO. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL DOW JONES TRADEMARK, UBS AG, UBS SECURITIES, CME INDEXES OR ANY OF THEIR SUBSIDIARIES OR AFFILIATES HAVE ANY LIABILITY FOR ANY LOST PROFITS OR INDIRECT, PUNITIVE, SPECIAL OR CONSEQUENTIAL DAMAGES OR LOSSES, EVEN IF NOTIFIED OF THE POSSIBILITY THEREOF. THERE ARE NO THIRD PARTY BENEFICIARIES OF ANY AGREEMENTS OR ARRANGEMENTS AMONG UBS SECURITIES, CME INDEXES AND BANK OF MONTREAL, OTHER THAN UBS AG AND THE LICENSORS OF CME INDEXES.

SPECIFIC INVESTMENT CONSIDERATIONS
We have designed the Notes for investors:
•	who require principal protection;

•	who seek exposure to the Basket Commodity Indices;

•	who believe that the Percentage Change of the Basket over term of the Notes will be greater than rate of return of a fixed income investments with comparable maturities issued by the Issuer or other issuers with comparable credit ratings;

•	who want to participate in the possible appreciation of the Basket Commodity Indices (measured by the relative return of each Basket Commodity Index); and

•	who are willing to hold their Notes until maturity.
The Notes are not designed for, and may not be a suitable investment for, investors:
•	who do not require principal protection;

•	who are unable or unwilling to hold the Notes to maturity;

•	who believe that the Percentage Change of the Basket over term of the Notes will not be greater than rate of return of a fixed income investments with comparable maturities issued by the Issuer or other issuers with comparable credit ratings; or

•	who prefer the lower risk of fixed income investments with comparable maturities issued by the Issuer or other issuers with comparable credit ratings.
In light of the design characteristics of the Notes, each potential investor in the Notes must determine the suitability of that investment in light of its own circumstances. In particular, each investor, together with the investor’s financial advisor, should:
•	have sufficient knowledge and experience to make a meaningful evaluation of the Notes, the merits and risks of investing in the Notes and the information contained or incorporated by reference in the accompanying prospectus, the accompanying prospectus supplement and this pricing supplement;

•	have access to, and knowledge of, appropriate analytical tools to evaluate, in the context of its particular financial situation, an investment in the Notes and the impact the Notes will have on its overall investment portfolio;

•	have sufficient financial resources and liquidity to bear all the risks of an investment in the Notes;

•	understand thoroughly the terms of the Notes and the method that will be used in the calculation of the Percentage Change of the Basket and the weighted component change for each Basket Commodity Index; and

•	be able to evaluate (either alone or with the help of a financial advisor) possible scenarios for economic, interest rate and other factors that may affect its investment and its ability to bear the applicable risks.

USE OF PROCEEDS AND HEDGING
We will use the net proceeds we receive from the sale of the Notes for the purposes we describe in the accompanying prospectus and the accompanying prospectus supplement under “Use of Proceeds.” We or our affiliates may also use such proceeds in transactions intended to hedge our obligations under the Notes as described below.
We or our affiliates expect to enter into hedging transactions involving purchases or sales of the commodities underlying the Basket Commodity Indices, listed or over-the-counter options, futures, and other instruments linked to the Basket Commodity Indices or the commodities underlying the Basket Commodity Indices and indices designed to track the performance of the relevant commodities markets or components of such markets on or before the pricing date. In addition, from time to time after we issue the Notes, we or our affiliates expect to enter into additional hedging transactions and to unwind those we have entered into in connection with the Notes. Consequently, with regard to your Notes, from time to time we or our affiliates:
•	expect to acquire, or dispose of positions in listed or over-the-counter options, futures or other instruments linked to some or all of the Basket Commodity Indices or some or all of the commodities underlying the Basket Commodity Indices;

•	may take or dispose of positions in the commodities underlying the Basket Commodity Indices or contracts relating thereto;

•	may take or dispose of positions in listed or over-the-counter options or other instruments based on some or all of the Basket Commodity Indices designed to track the performance of the relevant commodities markets or components of such markets; and/or

•	may take short positions in the commodities underlying the Basket Commodity Indices or instruments of the kind described above — i.e., we or our affiliates may sell securities, instruments or commodities underlying the Basket Commodity Indices of the kind that we do not own or that we borrow for delivery to purchaser.
We or our affiliates may acquire a long or short position in securities similar to the Notes from time to time and may, in our or their sole discretion, hold or resell those securities.
In the future, we or our affiliates expect to close out hedge positions relating to the Notes and perhaps relating to other notes with returns linked to the Basket Commodity Indices or commodities underlying the Basket Commodity Indices. We expect these steps to involve sales of instruments linked to the Basket Commodity Indices on or shortly before the valuation date. These steps may also involve sales and/or purchases of some or all of the commodities underlying the Basket Commodity Indices, or listed or other-the-counter options, futures or other instruments linked to the Basket Commodity Indices, some or all of the commodities underlying the Basket Commodity Indices or indices designed to track the performance of the relevant commodities markets or other components of such markets. Notwithstanding the above, we are permitted to and may choose to hedge in any manner not stated above, including not acquiring any positions. Investors will not have knowledge about our hedging positions.
The original issue price of the Notes includes the underwriting commission and may include profits and costs associated with hedging the Bank of Montreal’s exposure under the Notes. The original issue price of the Notes also includes the estimated cost of hedging our obligations under the Notes, which may include the projected profit that our hedging counterparty expects to realize in consideration for assuming the risks inherent in hedging our obligations under the Notes. Because hedging our risk entails risk and may be influenced by market forces beyond our or our counterparty’s control, such hedging may result in a profit that is more or less than expected, or could result in a loss.
We have no obligation to engage in any manner of hedging activity and will do so solely at our discretion and for our own account. No holder of Notes will have any rights or interest in our hedging activity or any positions we or any counterparty may take in connection with our hedging activity.

The hedging activity discussed above may adversely affect the market value of the Notes. See “Additional Risk Factors Specific to Your Notes — Hedging transactions may affect the return on, and the market value of, the Notes” and “—The inclusion of the underwriting commission and hedging profits, if any, in the original public offering price of the Notes and certain hedging costs are likely to adversely affect the price at which you can sell your Notes” in this pricing supplement and “Risk Factors — We May Engage in Hedging Activities that Could Adversely Affect an Indexed Note” and “— We May Have Conflicts of Interest Regarding an Indexed Note” in the accompanying prospectus supplement for a discussion of these adverse effects.

SUPPLEMENTAL TAX CONSIDERATIONS
The following is a general description of certain tax considerations relating to the Notes. It does not purport to be a complete analysis of all tax considerations relating to the Notes. Prospective purchasers of the Notes should consult their tax advisers as to the consequences under the tax laws of the country of which they are resident for tax purposes and the tax laws of Canada and the United States of acquiring, holding and disposing of the Notes and receiving payments of interest, principal and/or other amounts under the Notes. This summary is based upon the law as in effect on the date of this pricing supplement and is subject to any change in law that may take effect after such date.
Supplemental Canadian Tax Considerations
The following applies to a holder of Notes who, for the purposes of the Income Tax Act (Canada) (the “Tax Act”) and at all relevant times, is not and is not deemed to be resident in Canada, deals at arm’s length with and is not affiliated with the Bank, is not an insurer and does not use or hold Notes in a business carried on in Canada or in connection with an adventure in the nature of trade. This summary does not apply to a holder who transfers a Note to a person who is or is deemed to be resident in Canada under the Tax Act and with whom the holder does not deal at arm’s length for purposes of the Tax Act. Such holders should consult their own tax advisors.
This summary is based on the current provisions of the Tax Act and the regulations thereunder (the “Regulations”) as in force on the date hereof, counsel’s understanding of the current administrative and assessing practices of the CRA and all specific proposals to amend the Tax Act and regulations thereunder publicly announced by or on behalf of the Minister of Finance (Canada) prior to the date hereof. This summary does not otherwise take into account or anticipate any changes in law or the CRA’s administrative or assessing practices, whether by legislative, governmental or judicial action. This summary is not exhaustive of all possible Canadian federal income tax considerations applicable to an investment in Notes, nor does it take into account provincial, territorial or foreign income tax legislation or considerations.
This summary is of a general nature only and is not intended to be legal or tax advice to any holder. Holders should consult their own tax advisors for advice with respect to the income tax consequences of an investment in Notes, based on their particular circumstances.
Canadian withholding tax should not apply to any interest or principal paid or credited on a Note to a holder, nor to proceeds of disposition of a Note paid or credited to a holder. No other Canadian tax on income or gains will be payable by a non-resident initial holder on interest or principal paid or credited on a Note or on the proceeds of disposition of a Note.
Supplemental United States Federal Income Tax Considerations
Some of the tax consequences of your investment in the Notes are summarized below, but we urge you to read the more detailed discussion in “United States Taxation” on page 28 of the accompanying prospectus.
The following section supplements the discussion of U.S. federal income taxation in the accompanying prospectus. This discussion applies to you only if you hold your Notes as capital assets for tax purposes. This section does not apply to you if you are a member of a class of holders subject to special rules, such as:
•	a dealer in securities or currencies,

•	a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings,

•	a bank,

•	a life insurance company,

•	a tax-exempt organization,

•	a person that owns Notes as part of a straddle, hedging or conversion transaction for tax purposes, or

•	a person whose functional currency for tax purposes is not the U.S. dollar.
This discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), its legislative history, existing and proposed regulations under the Code, published rulings and court decisions, all as currently in effect. These laws are subject to change, possibly on a retroactive basis.
If a partnership holds the Notes, the United States federal income tax treatment of a partner will generally depend on the status of the partner and the tax treatment of the partnership. A partner in a partnership holding the Notes should consult its tax advisor with regard to the United States federal income tax treatment of an investment in the Notes.
You should consult your tax advisor concerning the U.S. federal income tax and other tax consequences of your investment in the Notes in your particular circumstances, including the application of state, local or other tax laws and the possible effects of changes in federal or other tax laws.
This discussion is only applicable to you if you are a United States holder. You are a United States holder if you are a beneficial owner of a Note and you are: (i) a citizen or individual resident of the United States, (ii) a domestic corporation, (iii) an estate whose income is subject to United States federal income tax regardless of its source, or (iv) a trust if a United States court can exercise primary supervision over the trust’s administration and one or more United States persons are authorized to control all substantial decisions of the trust.
In the opinion of our counsel, Sullivan & Cromwell LLP, the Notes should be treated as a debt instrument subject to special rules governing contingent payment obligations for United States federal income tax purposes. Except as otherwise noted, the discussion below assumes that the Notes will be treated as such. Under those rules, the amount of interest you are required to take into account for each accrual period will be determined by constructing a projected payment schedule for the Notes, and applying the rules similar to those for accruing original issue discount on a hypothetical noncontingent debt instrument with that projected payment schedule. This method is applied by first determining the yield at which we would issue a noncontingent fixed rate debt instrument with terms and conditions similar to the Notes (the “comparable yield”) and then determining a payment schedule as of the Issue Date that would produce the comparable yield. These rules will generally have the effect of requiring you to include amounts in income in respect of the Notes prior to your receipt of cash attributable to that income. Prospective purchasers can obtain the comparable yield and projected payment schedule of the Notes by contacting BMO Capital Markets Corp. at (212) 702-1200.
The amount of interest that you will be required to include in income in each accrual period for the Notes will equal the product of the adjusted issue price for the Notes at the beginning of the accrual period and the comparable yield for the Notes for such period. The adjusted issue price of the Notes will equal the original offering price for the Notes plus any interest that has accrued on the Notes (under the rules governing contingent payment debt obligations).
You are required to use the comparable yield and projected payment schedule provided by the Issuer in determining your interest accruals in respect of the Notes, unless you timely disclose and justify on your federal income tax return the use of a different comparable yield and projected payment schedule.
The comparable yield and projected payment schedule are not provided to you for any purpose other than the determination of your interest accruals in respect of the Notes, and we make no representations regarding the amount of contingent payments with respect to the Notes. Any Form 1099 OID accrued interest will be based on such comparable yield and projected payment schedule.

Secondary Purchasers. If you purchase the Notes for an amount that differs from the Notes’ adjusted issue price at the time of the purchase, you must determine the extent to which the difference between the price you paid for your Notes and their adjusted issue price is attributable to a change in expectations as to the projected payment schedule, a change in interest rates, or both, and allocate the difference accordingly.
If you purchase the Notes for an amount that is less than the adjusted issue price of the Notes, you must (a) make positive adjustments increasing the amount of interest that you would otherwise accrue and include in income each year to the extent of amounts allocated to a change in interest rates under the preceding paragraph and (b) make positive adjustments increasing the amount of ordinary income (or decreasing the amount of loss) that you would otherwise recognize upon the receipt of the maturity payment under the Notes to the extent of amounts allocated to a change in expectations as to the projected payment schedule under the preceding paragraph. If you purchase the Notes for an amount that is greater than the adjusted issue price of the Notes, you must (a) make negative adjustments decreasing the amount of interest that you would otherwise accrue and include in income each year to the extent of amounts allocated to a change in interest rates under the preceding paragraph and (b) make negative adjustments decreasing the amount of ordinary income (or increasing the amount of loss) that you would otherwise recognize upon the receipt of the maturity payment under the Notes to the extent of amounts allocated to a change in expectations as to the projected payment schedule under the preceding paragraph. Adjustments allocated to the interest amount are not made until the date the daily portion of interest accrues.
Because any Form 1099-OID that you receive will not reflect the effects of positive or negative adjustments resulting from your purchase of the Notes at a price other than the adjusted issue price determined for tax purposes, you are urged to consult with your tax advisor as to whether and how adjustments should be made to the amounts reported on any Form 1099-OID.
Treatment Upon Sale or Maturity. You will recognize gain or loss upon the sale or maturity of the Notes in an amount equal to the difference, if any, between the amount received at such time and your adjusted basis in the Notes. In general, your adjusted basis in the Notes will equal the amount you paid for the Notes, increased by the amount of interest you previously accrued with respect to the Notes (in accordance with the comparable yield for the Notes) and increased or decreased by the amount of any positive or negative adjustment that you are required to make with respect to your Notes under the rules set forth above under “—Secondary Purchasers.”
Any gain you may recognize upon the sale or maturity of the Notes will be ordinary interest income. Any loss you may recognize upon the sale or maturity of the Notes will be ordinary loss to the extent of the interest you included as income in the current or previous taxable years in respect of the Notes, and thereafter will be capital loss.
Alternative Treatments. It is possible that the Internal Revenue Service could seek to characterize your Notes in a manner that results in tax consequences that are different from those described above. For example, it is possible that the Internal Revenue Service could assert that Section 1256 of the Internal Revenue Code should apply to your Notes or a portion of your Notes. If Section 1256 were to apply to your Notes, gain or loss recognized with respect to your Notes (or the relevant portion of your Notes) would be treated as 60% long-term capital gain or loss and 40% short-term capital gain or loss, without regard to your holding period in the Notes. You would also be required to mark your Notes (or a portion of your Notes) to market at the end of each year (i.e., recognize gain or loss as if the Notes or relevant portion of the Notes had been sold for fair market value). Additionally, it is also possible that you could be required to recognize gain or loss each time a contract tracked by a Basket Commodity Index rolls.
Information Reporting and Backup Withholding. Please see the discussion under “United States Taxation—Backup Withholding and Information Reporting” in the accompanying prospectus for a description of the applicability of the backup withholding and information reporting rules to payments made on the Notes.

EMPLOYEE RETIREMENT INCOME SECURITY ACT
A fiduciary of a pension, profit-sharing or other employee benefit plan subject to the U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (each, a “Plan”), should consider the fiduciary standards of ERISA in the context of the Plan’s particular circumstances before authorizing an investment in the Notes. Among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan, and whether the investment would involve a prohibited transaction under ERISA or the U.S. Internal Revenue Code (the “Code”).
Section 406 of ERISA and Section 4975 of the Code prohibit Plans, as well as individual retirement accounts, Keogh plans any other plans that are subject to Section 4975 of the Code (also “Plans”), from engaging in certain transactions involving “plan assets” with persons who are “parties in interest” under ERISA or “disqualified persons” under the Code with respect to the Plan. A violation of these prohibited transaction rules may result in excise tax or other liabilities under ERISA or the Code for those persons, unless exemptive relief is available under an applicable statutory, regulatory or administrative exemption. Employee benefit plans that are governmental plans (as defined in Section 3(32) of ERISA), certain church plans (as defined in Section 3(33) of ERISA) and non-U.S. plans (as described in Section 4(b)(4) of ERISA) (“Non-ERISA Arrangements”) are not subject to the requirements of Section 406 of ERISA or Section 4975 of the Code but may be subject to similar provisions under applicable federal, state, local, non-U.S or other laws (“Similar Laws”).
The acquisition of Notes by a Plan or any entity whose underlying assets include “plan assets” by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) with respect to which we or certain of our affiliates is or becomes a party in interest or disqualified person may result in a prohibited transaction under ERISA or Section 4975 of the Code, unless the Notes are acquired pursuant to an applicable exemption. The U.S. Department of Labor has issued five prohibited transaction class exemptions, or “PTCEs”, that may provide exemptive relief if required for direct or indirect prohibited transactions that may arise from the purchase or holding of Notes. These exemptions are PTCE 84-14 (for certain transactions determined by independent qualified professional asset managers), PTCE 90-1 (for certain transactions involving insurance company pooled separate accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 95-60 (for transactions involving certain insurance company general accounts), and PTCE 96-23 (for transactions managed by in-house asset managers). In addition, ERISA Section 408(b)(17) and Section 4975(d)(20) of the Code provide an exemption for the purchase and sale of securities offered hereby, provided that neither the issuer of securities offered hereby nor any of its affiliates have or exercise any discretionary authority or control or render any investment advice with respect to the assets of any Plan involved in the transaction, and provided further that the Plan pays no more and receives no less than “adequate consideration” in connection with the transaction (the “service provider exemption”). There can be no assurance that all of the conditions of any such exemptions will be satisfied.
Any purchaser or holder of Notes or any interest therein will be deemed to have represented by its purchase and holding of Notes offered hereby that it either (1) is not a Plan, a Plan Asset Entity or a Non-ERISA Arrangement and is not purchasing the Notes on behalf of or with the assets of any Plan, a Plan Asset Entity or Non-ERISA Arrangement or (2) the purchase and holding of the Notes will not constitute a non-exempt prohibited transaction or a similar violation under any applicable Similar Laws.
Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is important that fiduciaries or other persons considering purchasing Notes on behalf of or with the assets of any Plan, a Plan Asset Entity or Non-ERISA Arrangement consult with their counsel regarding the availability of exemptive relief under any of the PTCEs listed above, the service provider exemption or the potential consequences of any purchase or holding under Similar Laws, as applicable. Purchasers of Notes have exclusive responsibility for ensuring that their purchase and holding of Notes do not violate the fiduciary or prohibited transaction rules of ERISA or the Code or any similar provisions of Similar Laws. The sale of any Notes to a Plan, Plan Asset Entity or Non-ERISA Arrangement is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by any such Plans, Plan Asset Entities or Non-ERISA Arrangements generally or any particular Plan,

Plan Asset Entity or Non-ERISA Arrangement or that such investment is appropriate for such Plans, Plan Asset Entities or Non-ERISA Arrangements generally or any particular Plan, Plan Asset Entity or Non-ERISA Arrangement.
Any purchaser or holder of Notes or any interest therein represents by its purchase and holding of Notes that it either (1) is not a Plan, a Plan Asset Entity or a Non-ERISA Arrangement and it is not purchasing or holding the Notes on behalf of or with the assets of any Plan, a Plan Asset Entity or Non-ERISA Arrangement or (2) neither the purchase or holding of the Notes will constitute a non-exempt prohibited transaction under Section 406 of ERISA, Section 4975 of the Code or under any applicable Similar Laws.

SUPPLEMENTAL PLAN OF DISTRIBUTION
Subject to the terms and conditions in a terms agreement dated the date of this pricing supplement, BMO Capital Markets Corp., as principal, has agreed to purchase the Notes at a purchase price equal to the original issue price, net of a commission of •% of the principal amount of the Notes. BMO Capital Markets Corp., may use this commission to allow selling concessions to other dealers, not to exceed •% of the principal amount of the Notes. In the future, we or our affiliates may repurchase and resell the Notes in market-making transactions. For more information about the plan of distribution and possible market-making activities, see “Supplemental Plan of Distribution (Conflicts of Interest)” in the accompanying prospectus supplement.
If the Notes were priced today, the price of the Notes would include profit earned in connection with hedging of the Bank of Montreal’s exposure under the Notes. The total of the commission received by BMO Capital Markets Corp. would be $32.40 per $1,000 principal amount of Notes, which includes underwriting discounts and concessions of $0.00 per $1,000 principal amount of Notes, and the hedging profits of $32.40 per $1,000 principal amount of Notes. The actual underwriting commission and the actual profit, if any, that Bank of Montreal will earn by hedging its exposure under the Notes will be set forth in the final pricing supplement. In no event will the total of the commission received by BMO Capital Markets Corp., which includes concessions to be allowed to other dealers, and the hedging profits of Bank of Montreal exceed $30.00 per $1,000 principal amount of the Notes.
The original issue price of the Notes includes the estimated costs of hedging our obligations under the Notes. Our cost of hedging will include the projected profit that such counterparty expects to realize in consideration for assuming the risks inherent in hedging our obligations under the Notes. Because hedging our obligations entails risk and may be influenced by market forces beyond our or our counterparty’s control, such hedging may result in a profit that is more or less than expected, or could result in a loss.
We expect that delivery of the Notes will be made against payment for the Notes on or about April 28, 2010, which is the second (2nd) business day following the pricing date (this settlement cycle being referred to as “T+2”).
The Notes are not offered or sold and will not be offered or sold in Hong Kong, other than (i) to persons whose ordinary business is to buy or sell shares or debentures (whether as principal or agent); or (ii) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance; or (iii) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance.
No advertisement, invitation or document relating to the Notes, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) will be issued other than with respect to Notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance and any rules made under that Ordinance.